Exhibit 10.39

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT

This RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT (together with all Exhibits, “Agreement”), effective as of June 26, 2025 (the “Effective Date”), is by and between Voyager Therapeutics, Inc., a Delaware corporation, having its principal place of business at 75 Hayden Avenue, Lexington, MA 02421 (“Voyager”) and Transition Bio, Inc., a Delaware corporation, having its principal place of business at One Mifflin Place, Suite 400, Cambridge, MA 02138 (“TBI”). Voyager and TBI may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Voyager is engaged and has expertise in the research, development, manufacture, and commercialization of certain therapeutic products, with a focus on neurological diseases, including frontotemporal dementia (“FTD”) and amyotrophic lateral sclerosis (“ALS”);

WHEREAS, TBI has a proprietary platform with the capability to screen for, identify, discover, validate, and optimize small molecules that modulate condensates for the treatment of disease (as further defined below, the “TBI Platform”);

WHEREAS, the Parties are entering into this Agreement to provide for TBI’s conduct of certain research in collaboration with Voyager and provide Voyager with an exclusive option to enter into an exclusive, worldwide license to research, develop, manufacture and commercialize product(s) incorporating compounds identified, discovered, validated or optimized in performance of such research; and

WHEREAS, the Parties previously entered into that certain Research and Option Agreement, dated December 20, 2024 (the “Prior Agreement”) and now wish to enter into a new and more expansive agreement to replace the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I - DEFINITIONS

The following terms, when used with an initial capital, will have the meanings set forth below in this ARTICLE I:

1.1“Accounting Standards” means, with respect to a Party, the then-current (a) generally accepted accounting principles in the U.S. as established by the Financial Accounting Standards Board (or any successor thereto, “U.S. GAAP”) or (b) international financial reporting standards promulgated by the International Accounting Standards Board (or any successor thereto, “IFRS”) in each case (the foregoing (a) and (b)) as generally and consistently applied by such Party. Each Party shall promptly notify the other Party in writing if it changes the Accounting

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Standards pursuant to which its records are maintained; provided, however, that such change may only be between U.S. GAAP and IFRS.

1.2“Affiliate” means any entity or organization that controls, is controlled by or is under common control with a Party. For this purpose, “control,” or any suffix version thereof, means the ownership (whether directly or indirectly) of more than fifty percent (50%) of the voting stock or equity interest of any entity or organization, or any other arrangement whereby a party controls, or has the right to control, whether pursuant to contract, ownership of securities or otherwise, the management or policies of an entity or organization.

1.3“Agreement” has the meaning set forth in the preamble.

1.4“ALS” has the meaning set forth in the recitals.

1.5“Annual Net Sales” means, with respect to any Licensed Product, aggregate Net Sales of such Licensed Product in all countries in the Territory (excluding any country(ies) for which the Royalty Term has expired) by or on behalf of Voyager, its Affiliates or Sublicensees in a single Calendar Year.

1.6“Arbitration Request” has the meaning set forth in Section 13.2.

1.7“Auditor” has the meaning set forth in Section 6.10.2.

1.8“Background IP” means: (a) with respect to TBI, the TBI Background IP; and (b) with respect to Voyager, the Voyager Background IP.

1.9“Business Day” means a day other than Saturday, Sunday or a day that banks are authorized or required to be closed in Massachusetts.

1.10“Calendar Quarter” means each period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31, except that the first Calendar Quarter of the Term will commence on the Effective Date, and the last Calendar Quarter of the Term will end on the effective date of the termination or expiration of this Agreement.

1.11“Calendar Year” means each period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term will commence on the Effective Date, and the last Calendar Year of the Term will end on the effective date of the termination or expiration of this Agreement.

1.12 “Clinical Trial” means a clinical study in humans.

1.13“Collaboration IP” means the Collaboration Know-How and the Collaboration Patent Rights.

1.14“Collaboration Know-How” means any Know-How Created in the conduct of activities under the Research Plan that: (a) is Created solely by or on behalf of a Party or its Affiliates, including by any Third Party acting on its or their behalf, or (b) is Created jointly by or

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on behalf of the Parties or their respective Affiliates, including by any Third Party acting on its or their behalf.

1.15“Collaboration Patent Right” means any Patent Rights Covering the Collaboration Know-How.

1.16“Combination Product” has the meaning set forth in Section 1.78.

1.17“Commercial License” has the meaning set forth in Section 4.1.1.

1.18“Commercialization” means all activities directed to the marketing, promotion, detailing, sale and booking of sales or distribution of products, including activities relating to marketing, promotion, market research (including forecasting, market landscape/situational analyses, competitive intelligence, material testing, dashboard reporting, health economics/value proposition, branding and communications plans, and pricing strategy), field force matters, including field force training, field operations, performance metrics/reporting, field force sizing and alignment, key customer development, and professional education, and market access and patient support. “Commercialize” and “Commercialize” has correlating meaning.

1.19“Commercialization Wind-Down Period” has the meaning set forth in Section 12.4.4.

1.20“Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended [**]; and (b) with respect to [**].

1.21“Competitive Infringement” has the meaning set forth in Section 7.6.1.

1.22“Confidential Information” means all non-public, confidential or proprietary information that is disclosed by or on the behalf of a Party (in such capacity, “Discloser”) to the other Party (in such capacity, “Recipient”) or its Representatives that: (a) is marked or identified as proprietary or confidential at the time of disclosure; (b) if disclosed orally or visually, is identified as proprietary or confidential in writing (including a written description of such information) within [**] after disclosure; or (c) a reasonable person would consider to be confidential or proprietary based on its nature and the circumstance of its disclosure.

1.23“Control” means, with respect to any Intellectual Property and a Person, that such Person has the ability (whether by ownership, license or otherwise) to grant a license, sublicense, access, or right to use under such Intellectual Property.

1.24“Cost Overrun” has the meaning set forth in Section 6.1.3(d).

1.25“Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the composition, making, having made, use, sale, offer for sale, or importation of such subject matter would, without a license or other right to use, infringe one or more claims in such Patent Right, and for the purpose of determining such infringement, considering claims of pending patent applications as if they have already been issued. “Covering” and “Covered by” have correlating meanings.

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1.26“Covered Indication” means each of (a) ALS and (b) FTD.

1.27“Created” means: (a) with respect to any patentable invention, “invented” as determined in accordance with U.S. patent law; (b) with respect to any copyrightable work, “authored” as determined in accordance with U.S. copyright law; or (c) with respect to all other Intellectual Property, developed, created, or otherwise established. “Create” has correlating meaning.

1.28“Damages” has the meaning set forth in Section 10.1.

1.29“Development” means discovery, research, preclinical, non-clinical, and clinical development activities, including activities relating to screening, assays, test method development and stability testing, toxicology, pharmacology, formulation, quality assurance/quality control development, clinical trials, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, report writing, and other pre-Regulatory Approval activities. “Develop” has correlating meaning.

1.30“Development Candidate” means a Research Compound that is Developed under the Research Plan that is nominated [**] as a lead clinical development candidate or backup clinical development candidate for a Covered Indication in accordance with the Research Plan and subject to Section 2.2.6.

1.31“Development Milestone Event” has the meaning set forth in Section 6.3.1.

1.32“Development Milestone Payment” has the meaning set forth in Section 6.3.1.

1.33“Discloser” has the meaning set forth in Section 1.22.

1.34“EMA” means the European Medicines Agency or any successor entity thereto.

1.35“EU” or “European Union” means the European Union, as its membership may be constituted from time to time, and any successor thereto.

1.36“Executive Officers” means, with respect to Voyager, [**] and, with respect to TBI, [**].

1.37“Exploit” means to make, have made, use, sell, offer for sale, import, research, Develop, Manufacture, Commercialize, or otherwise exploit.

1.38“FCPA” means the Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1 et. seq.).

1.39“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.40“FDCA” means the United States Food, Drug, and Cosmetic Act, as amended (21 U.S.C. §§ 301 et seq.).

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1.41“Field” means all fields.

1.42“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the date of the first sale of such Licensed Product to a Third Party in such country for end use or consumption following receipt of any required Regulatory Approval and Pricing Approval for such Licensed Product in such country, excluding any named patient sales or any sale or other distribution at cost or less than cost for use in any Clinical Trial, for bona fide charitable purposes, for any test marketing program, or for compassionate use.

1.43“Force Majeure” has the meaning set forth in Section 12.3.1.

1.44“FTE” means a full-time, dedicated, non-executive officer, non-administrative person year, or, in the case of less than a full-time, dedicated, non-executive officer, non-administrative person year, a full-time equivalent person year, in each case, based upon a total of [**] hours of research or Development work per year. In the case that any full-time person works partially on activities under this Agreement and partially on other work in a given year, then the full-time equivalent to be attributed to such person’s work hereunder will be equal to the percentage of such person’s total work time in such year or portion thereof that such person spent working on such activities under this Agreement. In no event will any one (1) person be counted as more than one (1) FTE. Indirect personnel (including support functions such as managerial, financial, legal, or business development) will not constitute FTEs.

1.1“FTE Rate” means the rate of [**] Dollars ($[**]) per FTE per Calendar Year, such amount to be adjusted on the first anniversary of the Effective Date, and annually thereafter by the percentage increase or decrease, if any, in the Consumer Price Index for All Urban Consumers (CPI-U); U.S. City Average calculated by the Bureau of Labor Statistics during the immediately preceding Calendar Year. The FTE Rate is intended to cover the cost of salaries, benefits, infrastructure costs, regular commuting travel, general laboratory, or office supplies, postage, insurance, training, and all other general expenses and overhead items.

1.45“FTD” has the meaning set forth in the recitals.

1.46“Generic Product” means on a country-by-country and Licensed Product-by-Licensed Product basis, any pharmaceutical product sold by a Third Party that has not obtained the right to market or sell such product as and in its capacity as a Sublicensee, subcontractor or Third Party distributor of Voyager or any of its Affiliates with respect to such Licensed Product, which product: (a) contains any active ingredient that is the same active ingredient as the applicable Licensed Product, including any fixed-dose combination Licensed Product and in the same dosage form (e.g., oral, injectable, intranasal, etc.) as the applicable Licensed Product; and (b) either (i) is A/B rated with respect to such Licensed Product or otherwise approved by the Regulatory Authority in such country as a substitutable generic for such Licensed Product; or (ii) is approved in reliance, in whole or in part, on a prior Regulatory Approval of such Licensed Product.

1.47“Governmental Authority” means any multinational, federal, national, state, provincial, local, or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, or arbitral or other tribunal exercising

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executive, judicial, legislative, police, regulatory, administrative, or taxing authority or functions of any nature pertaining to government.

1.48“IND” means an Investigational New Drug application in the U.S. filed with the FDA or the corresponding application for the investigation of pharmaceutical products, including in Clinical Trials, in any other country or group of countries (including clinical trial agreements), as defined in the applicable Laws and filed with the Regulatory Authority of such country or group of countries.

1.49“IND Acceptance” means, with respect to the first IND filed for a Covered Indication hereunder, the date on which the FDA notifies Voyager that Voyager may proceed with a Clinical Trial of a Licensed Product for such Covered Indication, or, if no such notification is received, the later of: (a) thirty (30) days following the FDA’s receipt of an IND if the FDA does not place a clinical hold with respect to such IND filing in such 30-day period and the IND filing has not been withdrawn in such 30-day period; or (b) if the FDA places a clinical hold with respect to such IND during the foregoing thirty (30) day period, the FDA’s notification of the lifting of such clinical hold.

1.50“IND Submission” means the date that Voyager submits an IND to the FDA for a Covered Indication with respect to a Licensed Product.

1.51“Indemnified Party” has the meaning set forth in Section 10.3.1.

1.52“Indemnifying Party” has the meaning set forth in Section 10.3.1.

1.53“Indirect Taxes” has the meaning set forth in Section 6.8.3.

1.54“INN” has the meaning set forth in Section 5.6.

1.55“Improvement” means any improvement, variations, update, modification, and/or enhancements to a Party’s Background IP as a result of the performance of the Research Plan.

1.56“Intellectual Property” means all Patent Rights, Know-How, copyrights, trademarks, and other intellectual property (whether registered or unregistered), and all applications and rights to apply for any of the foregoing, anywhere in the world.

1.57“Joint Collaboration IP” has the meaning set forth in Section 7.2.

1.58“Joint Collaboration Know-How” means any Know-How within the Joint Collaboration IP.

1.59“Joint Collaboration Patent Right” means any Patent Right within the Joint Collaboration IP.

1.60“JRC” has the meaning set forth in Section 2.2.2.

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1.61“Know-How” means any: (a) proprietary information or materials, including records, improvements, modifications, techniques, processes, methods, assays, chemical or biological materials, compositions of matter, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, inventions, discoveries, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable); and (b) any physical embodiments of any of the foregoing; but in each case ((a) and (b)) excluding any Patent Rights.

1.62“Law” means all laws, statutes, rules, regulations, ordinances, orders, judgments, and other pronouncements having the effect of law of any Governmental Authority, including all such laws, statutes, rules, regulations, ordinances, orders, judgments, and other pronouncements pertaining to the pharmaceutical industry or the healthcare industry and all anti-bribery or anti-corruption laws, including the FDCA and the FCPA and their implementing regulations and all foreign equivalents thereof.

1.63“Licensed Know-How” means any Know-How, including TBI’s interest in any Joint Collaboration Know-How, Controlled by TBI or any of its Affiliates that is necessary or useful for Exploitation of any Research Compound(s) or Licensed Product(s). For clarity, the Licensed Know-How does not include the Know-How related to the University Patent Rights.

1.64“Licensed Patent Rights” means TBI’s interest in any and all Patent Rights, including TBI’s interest in any Joint Collaboration Patent Rights, that Cover any Research Compound(s) or Licensed Product(s) or are otherwise necessary or useful for Exploitation of any Research Compound(s), or Licensed Product(s). The Licensed Patent Rights as of the Effective Date are set forth in Exhibit A, which exhibit shall be updated by TBI from time to time as requested by Voyager after the Effective Date. For clarity, the Licensed Patent Rights do not include the University Patent Rights.

1.65“Licensed Product” means any product comprising or containing any Research Compound (including, for clarity, a Development Candidate), in any and all presentations, formulations, dosages and modes of delivery. For purposes of determining Milestones and Royalties, all Licensed Products consisting of the same Research Compound but comprised of different presentations, formulations, dosages, or modes of delivery of such Research Compound would be considered the same Licensed Product.

1.66“Licensed Technology” means the Licensed Patent Rights and the Licensed Know-How.

1.67“MAA” means an application for the authorization to market a pharmaceutical product in any country or group of countries outside the United States, as defined in the applicable Laws and filed with the Regulatory Authority(ies) of such country or group of countries.

1.68“Major European Markets” means [**].

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1.69“Manufacture” means all activities related to the production, manufacture, formulation, finishing, packaging, labeling, shipping and holding of any a product or any component, intermediary or precursor thereof, and including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture, quality assurance and quality control (including testing). “Manufacturing” has a correlating meaning.

1.70“Milestone Events” means the Development Milestone Events and the Sales Milestone Events.

1.71“Milestone Payments” means the Development Milestone Payments and the Sales Milestone Payments.

1.72“Monetization Agreement” has the meaning set forth in Section 14.2.

1.73“Monetization Agreement Negotiation Period” has the meaning set forth in Section 14.2.

1.74“Monetization ROFN Notice” has the meaning set forth in Section 14.2.

1.75“Monetization ROFN Period” has the meaning set forth in Section 14.2.

1.76“Monetization Transaction” has the meaning set forth in Section 14.1.

1.77“NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a pharmaceutical product.

1.78“Net Sales” means [**].

1.79“New License Agreement” has the meaning set forth in Section 12.5.

1.80“Non-Withholding Party” has the meaning set forth in Section 6.8.2.

1.81“Option” has the meaning set forth in Section 3.1.

1.82“Option Period” has the meaning set forth in Section 3.1.

1.83“Out-of-Pocket Research Costs” means direct expenses paid or payable to Third Parties that are specifically identifiable, documented, and reasonably incurred by TBI or any of its Affiliates with respect to a specified activity set forth in Part 2 of the Research Plan; provided, that such expenses will have been recorded as income statement items in accordance with TBI’s Accounting Standards and will not include any capital expenditures, amounts due to any Third Party with respect to licenses of intellectual property, or items covered by the FTE Rate.

1.84“Part 2 Opt-In” means the right for Voyager elect for Part 2 of the Research Plan to be performed, which election is made in accordance with Section 2.3.

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1.85“Part 2 Opt-In Notice” has the meaning set forth in Section 2.3.

1.86“Part 2 Opt-In Fee” has the meaning set forth in Section 2.3.

1.87“Party” and “Parties” has the meaning set forth in the preamble.

1.88“Patent Right” means: (a) unexpired and currently in force letters patent (or other equivalent legal instrument), including utility and design patents, and including any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof; (b) applications for letters patent, a reissue application, a continuation application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications, that are pending before a government patent authority; and (c) all foreign or international equivalents of any of the foregoing in any country; in each case of (a) – (c), including all rights in, to and under the foregoing.

1.89“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, association or other entity.

1.90“Pivotal Clinical Trial” means a Clinical Trial that is a registrational trial designed to, alone or with one or more additional Clinical Trials, be sufficient to support the filing of an application for a Regulatory Approval for such product in an applicable country or jurisdiction or some or all of an extra-national territory, as evidenced by (a) an agreement with or statement from an applicable Regulatory Authority, or (b) other guidance or minutes issued by an applicable Regulatory Authority, for such registrational trial.

1.91“Pricing Approval” means, in any country where a Governmental Authority, in parallel with or subsequent to the granting of Regulatory Approval, authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.92“Prior Agreement” has the meaning set forth in the preamble.

1.93“Product Patent Rights” means all Licensed Patent Rights and Joint Collaboration Patent Rights that Cover (a) any Research Compound or Licensed Product (including any formulation thereof) or (b) any modulation of TDP-43 as relevant to any Covered Indication.

1.94“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a particular Patent Right, the preparation, filing, prosecution (including any interferences, reissue proceedings, reexaminations, supplemental examinations, derivation proceedings, inter partes review, or any other similar proceeding before a patent authority of competent jurisdiction), and maintenance of such Patent Right.

1.95“Recipient” has the meaning set forth in Section 1.22.

1.96“Redacted Version” has the meaning set forth in Section 9.2.2.

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1.97“Reimbursable Research Costs” has the meaning set forth in Section 6.1.3.

1.98“Regulatory Approval” means all licenses, registrations, authorizations and approvals (including approvals of NDAs and MAAs, supplements and amendments, pre-and post-approvals and labeling approvals) necessary for the Commercialization of a Licensed Product in a given country or regulatory jurisdiction, including, in each case, Pricing Approvals in such country or regulatory jurisdiction where required by the applicable Regulatory Authority.

1.99“Regulatory Authority” means with respect to a country in the Territory, any national, supra-national, regional, state, or local regulatory agency, department, bureau, commission, council, or other Governmental Authority involved in assessing or granting Regulatory Approvals (including Pricing Approvals) for pharmaceutical products in such country, including the FDA in the United States and the EMA or European Commission (and any successor entity thereto), as applicable, in the EU.

1.100“Regulatory Exclusivity” means, with respect to a product in a country or jurisdiction Territory, exclusivity granted to such product by the applicable Regulatory Authority under applicable law that prohibits marketing of the same or similar products (e.g., new chemical entity exclusivity, new clinical investigation exclusivity, pediatric exclusivity, or orphan drug exclusivity granted by the FDA pursuant to the U.S. Food, Drug, and Cosmetic Act).

1.101“Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals, and other filings submitted to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, Commercialize, or otherwise Exploit a Research Compound or Licensed Product in a particular country or jurisdiction, and all supporting data, including INDs, NDAs, MAAs, and other Regulatory Approvals.

1.102“Representatives” means the employees, officers, directors, contractors, representatives and agents of the specified Person.

1.103“Research Budget” means the detailed budget for the Parties’ activities under Part 2 of the Research Plan.

1.104“Research Compound” means each small molecule compound identified, discovered, validated, or optimized under the Research Plan that modulates TDP-43 condensate(s).

1.105“Research Extension Opt-In Period” has the meaning set forth in Section 2.3.

1.106“Research License” has the meaning set forth in Section 2.4.1.

1.107“Research Milestones” has the meaning set forth in Section 6.1.2.

1.108“Research Milestone Payment” has the meaning set forth in Section 6.1.2.

1.109“Research Period” means the period beginning on the effective date of the Prior Agreement and ending upon the completion of all activities set forth in the Research Plan.

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1.110“Research Plan” means the plan that describes the activities to be conducted by the Parties with respect to screening, identification, discovery, validation, and optimization of Research Compounds, which plan is set forth in Exhibit B and may be amended from time to time by the JRC. The Research Plan is divided into “Part 1” and “Part 2”.

1.111“Results” means any data, results, analyses, conclusions, outcomes, information, documentation, and reports that are generated by or on behalf of either Party in performance of the Research Plan.

1.112“Royalty Report” has the meaning set forth in Section 6.5.2.

1.113“Royalty Term” has the meaning set forth in Section 6.4.2.

1.114“Sales Milestone Event” has the meaning set forth in Section 6.3.2.

1.115“Sales Milestone Payment” has the meaning set forth in Section 6.3.2.

1.116“Sublicensee” means any Third Party (excluding Third Party Distributors) to whom Voyager or any of its Affiliates has granted a sublicense under any of the rights licensed to Voyager or any of its Affiliates hereunder.

1.117“Supplemental Ingredient(s)” has the meaning set forth in the definition of Net Sales.

1.118“Tax Action” has the meaning set forth in Section 6.8.2.

1.119“TBI” has the meaning set forth in the preamble.

1.120“TBI Background IP” means all Know-How, Patent Rights, and other Intellectual Property that are: (a) Controlled by TBI or its Affiliates as of the Effective Date (including any Intellectual Property owned by TBI or its Affiliates relating to the Research Compound(s) Developed prior to the Effective Date pursuant to the terms of the Prior Agreement); or (b) Created or acquired by or on behalf of TBI or its Affiliates outside of the conduct of activities under the Research Plan. All Patent Rights within the TBI Background IP that Cover Research Compounds and exist as of the Effective Date are listed in Exhibit A. For clarity the University Patent Rights and related Know-How are deemed to be TBI Background IP.

1.121“TBI Indemnitees” has the meaning set forth in Section 10.2.

1.122“TBI Platform” has the meaning set forth in the recitals.

1.123“to TBI’s knowledge” or “knowledge of TBI” means knowledge of TBI’s: [**].

1.124“TDP-43” means human transactive response deoxyribonucleic acid binding protein 43 kDA (UniProt: Q13148), and all non-human homologs, mutants or variants thereof.

1.125“Term” has the meaning set forth in Section 12.1.

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1.126“Terminated Country” means: (a) any country in the Territory with respect to which this Agreement is terminated pursuant to ARTICLE XII; or (b) all countries in the Territory, in the event of termination of this Agreement in its entirety pursuant to ARTICLE XII.

1.127“Terminated Product” means: (a) any Licensed Product with respect to which this Agreement is terminated pursuant to ARTICLE XII; or (b) all Licensed Products, in the event of termination of this Agreement in its entirety pursuant to ARTICLE XII.

1.128“Territory” means all countries and territories throughout the world.

1.129“Third Party” means any Person other than TBI and Voyager and their respective Affiliates.

1.130“Third Party Claim” has the meaning set forth in Section 10.1.

1.131“Third Party Distributor” means any Third Party that distributes a Licensed Product directly to customers, but does not make any royalty or profit-sharing payment, or any other payment in consideration for purchase of the Licensed Product other than the transfer price for sale of such product.

1.132“Trademarks” means all trademarks, service marks, trade names, service names, internet domain names, brand names, logos, protectable slogans, and trade dress rights, whether registered or unregistered, and all applications, registrations, and renewals thereof.

1.133“U.S.” means the United States of America, its territories and possessions.

1.134“USAN” has the meaning set forth in Section 5.6.

1.135“University Patent Rights” means the Patent Rights listed on Exhibit A-1.

1.136“Valid Claim” means (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim of any patent application filed by a Person in good faith that has not been cancelled, withdrawn, or abandoned, nor been pending for more than [**] from the earliest filing date to which such patent application or claim is entitled.

1.137“Voyager” has the meaning set forth in the preamble.

1.138“Voyager Background IP” means all Know-How, Patent Rights, and other Intellectual Property rights that are: (a) Controlled by Voyager or its Affiliates as of the Effective Date; or (b) Created or acquired by or on behalf of Voyager or its Affiliates outside of the conduct of activities under the Research Plan.

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1.139“Voyager Change of Control” means, with respect to Voyager: (a) the acquisition by a Third Party, whether in one (1) transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity interests of Voyager; (b) a merger or consolidation involving Voyager, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity interests of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of Voyager in one (1) transaction or a series of related transactions to a Third Party.

1.140“Voyager Indemnitees” has the meaning set forth in Section 10.1.

1.141“Voyager Trademarks” has the meaning set forth in Section 5.6.

1.142“Withholding Party” has the meaning set forth in Section 6.8.2.

1.143“Working Group” has the meaning set forth in Section 2.2.3.

ARTICLE II – RESEARCH ACTIVITIES

2.1Overview. The Parties intend to collaborate in accordance with the Research Plan on the screening, identification, discovery, validation, and optimization of Research Compounds. The Parties agree to perform their respective tasks as set forth in the Research Plan and in accordance with this ARTICLE II.

2.2Governance.

2.2.1Alliance Managers. Each Party will appoint an individual to act as an alliance manager who will be responsible for facilitating and maintaining communications between the Parties on a day-to-day basis. Either Party, upon prior notice to the other Party, may change its alliance manager.

2.2.2Joint Research Committee. Promptly after the Effective Date, the Parties will establish a joint research committee (the “JRC”), which will be composed of an equal number of representatives appointed by each Party. The JRC will serve as the oversight body for the activities under the Research Plan. All decisions of the JRC will be made by consensus, with all of a Party’s voting members of the JRC cumulatively having one (1) vote.

2.2.3Working Groups. The Parties may establish working groups consisting of members from both Voyager and TBI (each, a “Working Group”) to oversee aspects of the activities of each aspect of the Research Plan. From time to time, the Parties may establish additional Working Groups as needed to oversee particular activities or projects. Each Working Group shall undertake the activities delegated to it by the JRC. During the process of establishing each Working Group, such Working Group and the JRC shall agree regarding which matters such Working Group will resolve on its

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own and which matters such Working Group will advise the JRC or the alliance managers regarding (and with respect to which such advice-specific matters the JRC will resolve).

2.2.4Function and Powers of the JRC. The JRC will:

(a)prepare, review, discuss, and approve any amendments that may be necessary or desired to the Research Plan;

(b)provide guidance as to the direction of the research under the Research Plan;

(c)oversee the implementation of the Research Plan, including the activities, timing and deliverables thereunder, and coordination of such activities and timing;

(d)discuss and review the progress of the Research Plan generally, and the discovery, identification, selection and validation of the Research Compounds;

(e)provide a forum for the Parties to share and discuss information relating to the research and validation of the Research Compounds, including the Results;

(f)address issues arising in the performance of the Research Plan;

(g)direct and oversee any operating Working Groups on all significant issues, and resolve disputed matters that may arise at the Working Groups;

(h)facilitate the exchange of Know-How or materials (pursuant to Section 2.5 or Section 5.1, as applicable) as required hereunder;

(i)oversee the transition of activities from TBI to Voyager with respect to all Research Compounds upon the Option Exercise Date; and

(j)perform any and all tasks and responsibilities that are expressly attributed to the JRC under this Agreement or as otherwise agreed by the Parties in writing.

2.2.5Meetings. The JRC will meet at least [**] during the Research Period, or as otherwise set forth in this Agreement or agreed by the Parties in writing. The JRC may conduct such meetings by telephone, videoconference, or in person. Each alliance manager may call special meetings of the JRC with at least [**] prior written notice, or a shorter time period agreed upon by the Parties in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JRC. Meetings of the JRC are effective only if at least one (1) representative of each Party participates in such meeting. Each alliance manager shall be permitted to attend meetings of the JRC, and any Working Group, as a non-voting observer. Each alliance manager may invite a reasonable number of other participants, in addition to its representatives, to attend JRC meetings in a non-voting capacity; provided that if either alliance manager intends to have any such other participants (including any consultant) attend such a meeting, such alliance manager shall provide prior written notice to the other alliance

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manager. Such alliance manager shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. The alliance managers shall keep minutes of each JRC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. The alliance managers shall send meeting minutes to all members of the JRC promptly after a meeting for review. Each JRC member shall have [**] from receipt in which to comment on and to approve the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a JRC member, within such time period, does not notify the alliance managers that such member does not approve of the minutes, the minutes shall be deemed to have been approved by such member. The Parties acknowledge and agree that, notwithstanding the requirements of this Section 2.2.5 for the JRC to meet [**], the Parties shall communicate and meet on a more informal basis as needed to discuss the progress of the Research Plan.

2.2.6Decisions. The JRC will endeavor to make decisions by consensus, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party. If the JRC cannot reach consensus or a dispute arises that cannot be resolved within the JRC, either Party may refer such dispute to the Executive Officers for resolution. If consensus cannot be reached with respect to a decision within [**] after attempted resolution by the Executive Officers, then Voyager shall have final decision-making authority; provided, however, that (a) any such decisions must be made in good faith and consistent with the Agreement and the Research Plan, and (b) Voyager shall not resolve any such a matter in a manner that: (i) excuses, reduces, or delays Voyager’s obligations under this Agreement; (ii) negates any consent right or other rights or authorities specifically granted or allocated to TBI under this Agreement; (iii) amends, modifies, or waives compliance with the terms of this Agreement or any Research Plan; or (iv) materially increases TBI’s obligations as a result, including any modification that would require TBI to expend amounts materially in excess of those projected in a Research Plan approved by the JRC unless (A) Voyager agrees to reimburse TBI for such incremental excess (including out-of-pocket expenses and internal costs at the FTE Rate); (B) such modified scope of work is technically and scientifically feasible; (C) TBI has available personnel qualified to perform such modified scope of work within a reasonable timeline; (D) such modified scope of work can reasonably be fully performed within the then-current Research Period; and (E) such modified scope of work does not require resources or expertise beyond that possessed by TBI at such time. Notwithstanding anything to the contrary, Voyager will have final decision-making authority with respect to [**].

2.2.7Authority. The alliance managers, JRC, and each Working Group have only the powers assigned expressly to them in this ARTICLE II and elsewhere in this Agreement (or in the case of Working Groups, as expressly assigned to them by the JRC). Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers, or discretion in the alliance manager, the JRC, or any Working Group, unless expressly provided for in this Agreement or the Parties expressly so agree in writing. The JRC shall not have the power

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to amend, waive or modify any term of this Agreement, and no decision of the JRC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JRC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JRC.

2.2.8Discontinuation of JRC. The JRC will automatically disband [**] following the end of the Research Period (or a shorter period agreed to by the Parties). Once disbanded, all approval rights of the JRC, or final decision-making authority granted to a Party with respect to JRC decisions, shall become approval rights of the corresponding Party (i.e., mutual agreement by the Parties or final decision making authority by a Party).

2.3Research Extension Opt-In. TBI will provide Voyager with written notice promptly (no later than [**]) after achievement of Research Milestone #2. Voyager may, at any time prior to the end of the [**] period after receipt of such notice (such period, the “Research Extension Opt-In Period”) provide notice to TBI that Voyager desires to opt in to Part 2 of the Research Plan (such notice, the “Part 2 Opt-In Notice”). For clarity, Voyager may provide a Part 2 Opt-In Notice prior to the achievement of Research Milestone #2.  After receipt of the Part 2 Opt-In Notice, Voyager will be deemed to have exercised the Part 2 Opt-In and TBI will invoice Voyager for a one (1)-time non-refundable opt-in fee of [**] U.S. Dollars ($[**]) (such fee, the “Part 2 Opt-In Fee”). Voyager will pay the Part 2 Opt-In Fee within [**] after receipt of such invoice. Following delivery of the Part 2 Opt-In Notice, Part 2 of the Research Plan will immediately commence, and the Parties will perform their respective tasks as set forth in Part 2 of the Research Plan. If Voyager does not provide the Part 2 Opt-In Notice within the Research Extension Opt-In Period, this Agreement will immediately terminate. Notwithstanding the foregoing, if Voyager disputes whether or not Research Milestone #2 has been achieved, then the Research Extension Opt-In Period will be tolled pending resolution of such dispute in accordance with ARTICLE XIII, with the Research Extension Opt-In Period being deemed to have commenced upon the date when it is determined in accordance with ARTICLE XIII that Research Milestone #2 has been achieved and ending [**] thereafter.

2.4Research Licenses.

2.4.1License to Voyager. TBI hereby grants to Voyager and its Affiliates an exclusive, fully-paid, royalty-free, non-transferable (except as provided in Section 14.1) license, under any TBI Background IP or Collaboration IP Controlled by TBI or its Affiliates as of the Effective Date or during the Term, to: (a) perform its activities under the Research Plan; and (b) use, research, Develop, Manufacture, or otherwise evaluate the Research Compounds for the purpose of determining whether to exercise the Option (the foregoing license, the “Research License”). The Research License excludes any license under the University Patent Rights.

2.4.2License to TBI. Voyager hereby grants to TBI and its Affiliates a non-exclusive, fully-paid, royalty-free, non-transferable (except as provided in Section 14.1) license, under any Voyager Background IP or Collaboration IP Controlled by Voyager or its Affiliates as of the Effective Date or during the Term, to perform TBI’s activities under the Research Plan. TBI may not grant any sublicense without Voyager’s

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prior written consent, except to a subcontractor named in the Research Plan. TBI will provide a copy of any proposed sublicense to Voyager.

2.5Research Reports and Information.

2.5.1Overview. TBI will keep Voyager reasonably informed, through the JRC, as to the progress, results, discoveries, and technical developments made and Results generated in the course of performing TBI’s activities under the Research Plan.

2.5.2Research Report. Upon completion of each of Part 1 of the Research Plan and Part 2 of the Research Plan, TBI will promptly deliver to Voyager: (a) a report summarizing all Results generated by or on behalf of TBI and setting forth the identity of the Research Compounds; and (b) all raw data and other information related to the Research Compounds that is reasonably necessary or useful for Voyager to determine whether to exercise the Option.

2.5.3Records. Each Party will retain the Results and all other records relating to activities performed under the Research Plan in sufficient detail and in good scientific manner, in compliance with all applicable Law, and in a secure area reasonably protected from fire, theft and destruction and otherwise in accordance with generally accepted scientific standards during the Term and for a period of at least [**] thereafter.

2.5.4Costs. Except as set forth in Section 6.1, each Party will be responsible for its own costs and expenses in performing its Research Plan activities.

ARTICLE III – OPTION

3.1Option. TBI hereby grants to Voyager an exclusive option to obtain the exclusive license set forth in Section 4.1 (the “Option”). Voyager may exercise the Option at any time during the period beginning on the Effective Date and ending [**] after end of the Research Period (the “Option Period”).

3.2Exercise of the Option. Voyager may exercise the Option by providing written notice to TBI (the “Option Exercise Notice”) prior to expiration of the Option Period (the date, if any, on which Voyager provides an Option Exercise Notice, the “Option Exercise Date”). If Voyager does not deliver a written Option exercise notice to TBI within the Option Period, then this Agreement (including the Option) will automatically terminate.

ARTICLE IV – GRANT OF LICENSES

If Voyager exercises the Option, the terms of this ARTICLE IV will apply from and after the Option Exercise Date.

4.1License Grant to Voyager.

4.1.1Exclusive License Grant. TBI hereby grants, on behalf of itself and its Affiliates, to Voyager and its Affiliates an exclusive (even as to TBI and its Affiliates,

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subject to any retained rights necessary for TBI to perform any remaining activities under the Research Plan), royalty-bearing, sublicensable (subject to Section 4.1.2) and non-transferable (except in accordance with Section 14.1) license (or sublicense, as applicable), under the Licensed Technology, to Exploit Research Compounds and Licensed Products, in the Field in the Territory (the “Commercial License”). The Commercial License excludes any license under the University Patent Rights.

4.1.2Sublicense Rights. Voyager and its Affiliates will have the right to grant sublicenses, under the licenses granted by TBI to Voyager and its Affiliates pursuant to Section 4.1.1, to one or more Third Parties, in each case, through one (1) or more tiers; provided, that: (a) each sublicense agreement will be consistent with the terms of this Agreement; and (b) Voyager and its Affiliates will remain responsible for the performance of all activities under this Agreement by its Sublicensees to the same extent as if such activities were conducted by Voyager or its Affiliates and will remain responsible for any payments due hereunder with respect to activities of any Sublicensees.

4.2No Implied License. Except as expressly set forth herein, neither Party will acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patent Rights, Know-How, or other Intellectual Property rights Controlled by the other Party.

ARTICLE V– EXPLOITATION AFTER OPTION EXERCISE

If Voyager exercises the Option, the terms of this ARTICLE V will apply from and after the Option Exercise Date.

5.1Technology and Compound Transfers.

5.1.1Licensed Know-How Transfer. TBI will, at its cost and expense, disclose and provide to Voyager or its designee all Licensed Know-How. Within [**] after the Option Exercise Date, the Parties will agree upon a technology transfer plan setting forth the details of the Licensed Know-How to be shared with Voyager and the timing of such tech transfer.

5.1.2Assistance. At Voyager’s reasonable request and for a reasonable period following the Option Exercise Date, TBI will provide Voyager with such assistance [**] to enable Voyager to practice the Licensed Know-How in connection with the Exploitation of Research Compounds and Licensed Products. Such assistance will be at Voyager’s sole cost and expense, and Voyager shall pay (i) all pre-approved, reasonable travel expenses incurred by TBI and its personnel in connection with providing such assistance and (ii) for the time expended by TBI personnel providing such assistance, at the FTE Rate. TBI shall have no obligation to provide such assistance after the date that is [**] after the Option Exercise Date, unless otherwise agreed to by the Parties.

5.1.3Research Compound Transfer. Within [**] after the Option Exercise Date, TBI will deliver to Voyager[**], all solid stock inventory of the Research Compounds in TBI’s possession as of such date.

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5.2Development.

5.2.1Generally. As between the Parties, Voyager will be solely responsible for conducting, at its expense and in its sole discretion (subject to Section 5.2.2), Development of Research Compounds and Licensed Products in the Field in the Territory except for those activities designated to be performed by TBI under the Research Plan.

5.2.2Diligence. Voyager agrees to (by itself or with or through its Affiliates, Sublicensees, or other Third Parties) use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for at least one (1) Licensed Product for one (1) Covered Indication in each of [**]. If Voyager fails to spend [**] U.S. Dollars ($[**]) during each twelve (12) month period after the Option Exercise Date through IND Submission on FTEs and/or Out-of-Pocket costs in connection with the Development of at least one (1) Licensed Product (including any expenses for research, development, Manufacture, Regulatory Approval, patent Prosecution and Maintenance or patent enforcement) and such failure is not the result of Voyager’s review or resolution of a Manufacturing or safety-related issue, TBI may, as its sole remedy, terminate this Agreement in accordance with Section 12.2.2.

5.3Regulatory. As between the Parties, Voyager will be solely responsible, at its expense and in its sole discretion (subject to Section 5.2.2), for: (a) seeking, obtaining and maintaining Regulatory Approvals for Research Compounds and Licensed Products in the Field in the Territory, including submission of all Regulatory Materials, all communications with Regulatory Authorities, and any other activities in connection with obtaining such Regulatory Approvals; and (b) owning and holding all Regulatory Materials for Research Compounds and Licensed Products in the Field in the Territory.

5.4Manufacturing. As between the Parties, Voyager will be solely responsible for all Manufacture and supply of Research Compounds and Licensed Products and components thereof, at its expense and in its sole discretion, for purposes of Exploitation in the Field in the Territory. Such Manufacture and supply will be conducted by Voyager (or its Affiliates, Sublicensees, or subcontractors) in such manner as it determines appropriate, in its sole discretion.

5.5Commercialization.

5.5.1General. As between the Parties, Voyager will be solely responsible, at its expense and in its sole discretion (subject to Section 5.5.2), for all aspects of Commercialization of Licensed Products in the Field in the Territory, including planning and implementation, distribution, booking of sales, pricing, and reimbursement.

5.5.2Diligence. Voyager will (by itself or with or through its Affiliates, Sublicensees, or other Third Parties) use Commercially Reasonable Efforts to Commercialize one (1) Licensed Product for which Regulatory Approval has been obtained in the Field in each of [**].

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5.6Trademarks; INN, USAN, and Other Applications. Voyager will have the right to brand the Licensed Products using Trademarks and any other branding elements it determines appropriate, which may vary by country or within a country (the “Voyager Trademarks”). As between the Parties, Voyager will exclusively own all rights in, and goodwill associated with, such Voyager Trademarks and will select, file, register, maintain, enforce, and defend such Voyager Trademarks in the countries and regions that it determines reasonably necessary, at Voyager’s expense. Voyager will be responsible for applying for an International Nonproprietary Name (“INN”) and United States Adopted Name (“USAN”) for the Licensed Products for Commercialization in the Field in the Territory, including by creating name candidates for the INN application.

5.7Progress Reports. After the Option is exercised, Voyager will provide TBI with [**] progress reports within [**] after [**] during the Term, which shall consist of a summary report in the standard format used by Voyager in connection with its other collaborations, setting forth the progress of its Development and Commercialization of Licensed Product(s), including the status of filings and discussions with Regulatory Authorities and any Regulatory Approvals.

ARTICLE VI – FINANCIAL TERMS

6.1Research Plan Payments.

6.1.1Evaluation Payment. The Parties acknowledge that $[**] was previously paid by Voyager to TBI pursuant to the Prior Agreement.

6.1.2Research Milestones. Voyager will pay TBI the following one-time milestone payments (each a “Research Milestone Payment”) upon the occurrence of each of the events described in Exhibit C (each, a “Research Milestone”):

Research Milestone	Research Milestone Payment
1) Research Milestone #1	$[**]
2) Research Milestone #2	$[**]
3) Research Milestone #3	$[**]

The Parties agree that if Voyager provides a Part 2 Opt-In Notice pursuant to Section 2.3, Research Milestone #1 and Research Milestone #2 will be deemed to have been achieved (if not already otherwise achieved), and the corresponding Research Milestone Payment(s) shall be due and payable pursuant to this Section 6.1.2.

TBI will provide Voyager with written notice of the achievement of each Research Milestone promptly (no later than [**]) after achievement, and will promptly invoice Voyager for the corresponding Research Milestone Payment. Voyager will pay each Research Milestone Payment within [**] after receipt of such invoice.

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6.1.3Phase 2 Opt-In and Research Costs.

(a)If Voyager exercises the Part 2 Opt-In, in addition to the Part 2 Opt-In Fee to be paid pursuant to Section 2.3 above, Voyager will reimburse TBI for TBI’s costs and expenses in its performance of its obligations under Part 2 of the Research Plan in accordance with the Research Budget (such costs and expenses, the “Reimbursable Research Costs”) in accordance with this Section 6.1.3. Within [**] of the Part 2 Opt-In Fee, the JRC will agree on a Research Budget. As of the Effective Date, the Parties estimate that the total Research Budget will be between [**] U.S. Dollars ($[**]) and [**] U.S. Dollars ($[**]), subject to Section 6.1.3(d).

(b)Within [**] after the end of each Calendar Quarter in which TBI has incurred Reimbursable Research Costs, TBI will deliver to Voyager a written report of the Reimbursable Research Costs incurred during such Calendar Quarter, in a format and with such information reasonably requested by Voyager, with reference to (i) the applicable TBI research activities performed and (ii) reasonable documentation supporting all Out-of-Pocket Research Costs. Within [**] following the end of each Calendar Quarter in which TBI has incurred Reimbursable Research Costs, TBI will deliver to Voyager an invoice detailing the Reimbursable Research Costs incurred during such Calendar Quarter, with reference to (i) the applicable TBI research activities performed and (ii) reasonable documentation supporting all Out-of-Pocket Research Costs. Voyager will pay all undisputed Reimbursable Research Costs within [**] after receipt of an invoice therefor.

(c)If Voyager disputes in good faith any portion of an invoice for Reimbursable Research Costs provided by TBI pursuant to this Section 6.1.3, Voyager will promptly notify TBI thereof, and the Parties will use good-faith efforts to resolve such dispute expediently. Voyager may withhold payment of the disputed amount of any invoiced Reimbursable Research Costs until resolution of such dispute subject to Voyager’s continued reasonable and good-faith efforts to resolve such dispute. To the extent payment is determined to be due, interest will be paid from the date the payments were originally due in accordance with Section 6.9 hereof.

(d)Reimbursable Research Costs must be incurred in accordance with the Research Budget, such that the cumulative amount of Reimbursable Research Costs will not exceed [**] percent ([**]%) of the total Research Budget set forth therein without prior approval by the JRC (such amount in excess of [**] percent ([**]%) of the budget, a “Cost Overrun”). Any Cost Overrun will be borne by TBI unless the budget is increased by an amendment to the applicable Research Plan budget approved by the JRC.

6.2Option Exercise Fee. If Voyager exercises the Option pursuant to Section 3.2, then Voyager will pay to TBI a one (1)-time non-refundable option exercise fee of [**] U.S. Dollars ($[**]) no later than [**] after receipt of an invoice from TBI to be issued promptly after receipt of the Option Exercise Notice.

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6.3Milestone Payments. If Voyager exercises the Option, the terms of this Section 6.3 will apply.

6.3.1Development Milestone Payments. In further consideration of the licenses and rights granted to Voyager hereunder, upon the first achievement by Voyager, its Affiliates, or its or their Sublicensees of a development milestone event in the table set forth below for each Licensed Product, and for Development Milestones 2) through 5) below, for each Licensed Product in each Covered Indication (each, a “Development Milestone Event”), the corresponding one (1)-time development milestone payment (each, a “Development Milestone Payment”) will become payable by Voyager to TBI in accordance with Section 6.5.1:

Development Milestone Event	Development Milestone Payment
	For the treatment of ALS	For the treatment of FTD
[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

6.3.2Sales Milestone Payments. In further consideration of the licenses and rights granted to Voyager hereunder, upon the first achievement of a sales milestone event in the table set forth below for all Licensed Products in the aggregate (each, a “Sales Milestone Event”), the corresponding one (1)-time sales milestone payment (each, a “Sales Milestone Payment”) will become payable by Voyager to TBI in accordance with Section 6.5.1:

Sales Milestone Event for all Licensed Products	Sales Milestone Payment
1) First Calendar Year in which Annual Net Sales of all Licensed Products meet or exceeds $[**]	[**]
2) First Calendar Year in which Annual Net Sales of all Licensed Products meets or exceeds $[**]	[**]
3) First Calendar Year in which Annual Net Sales of all Licensed Products meets or exceeds $[**]	[**]
4) First Calendar Year in which Annual Net Sales of all Licensed Products meet or exceeds $[**]	[**]

6.3.3Limitations. Notwithstanding any other provision of this Agreement: (a) each Development Milestone Payment and each Sales Milestone Payment will be payable only once for each Licensed Product in each Covered Indication, as

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applicable, on the first occurrence of the applicable Milestone Event; (b) the maximum aggregate Development Milestone Payments that may become payable pursuant to this Agreement for each Licensed Product will not exceed [**] Dollars ($[**]); and (c) the maximum aggregate Sales Milestone Payments that may become payable pursuant to this Agreement will not exceed [**] Dollars ($[**]).

6.4Royalty Payments. If Voyager exercises the Option, the terms of this Section 6.4 will apply.

6.4.1Royalty Rates. In further consideration of the licenses and rights granted to Voyager hereunder, on a Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term for such Licensed Product in such country, Voyager will pay tiered royalties to TBI as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental Annual Net Sales of such Licensed Product in the applicable Calendar Year:

Portion of Annual Net Sales for the Territory of a given Licensed Product	Royalty Rate
1) Less than or equal to $[**]	[**]%
2) Greater than $[**] but less than or equal to $[**]	[**]%
3) Greater than $[**]	[**]%

6.4.2Royalty Term. Voyager’s royalty payment obligations under this Section 6.4 will begin, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the First Commercial Sale of such Licensed Product in such country and will expire, on a Licensed Product-by- Licensed Product and country-by-country basis, upon the latest of: (a) expiration of the last Valid Claim of a Licensed Patent Covering such Licensed Product in such country; (b) the termination or expiration of all Regulatory Exclusivity for such Licensed Product in such country; and (c) ten (10) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”). After the expiration of the Royalty Term on a Licensed Product-by-Licensed Product and country-by-country basis, Voyager’s and its Affiliates’ licenses under Section 4.1 with respect to such Licensed Product in such country will continue in effect, but become fully paid-up, royalty-free, transferable, perpetual and irrevocable, and after the expiration of the last to expire Royalty Term for the last Licensed Product in all countries of the Territory, Voyager’s and its Affiliates’ licenses under Section 4.1 with respect to all Licensed Products will become fully paid-up, royalty-free, transferable, perpetual, and irrevocable.

6.4.3Royalties Payable Once. Royalties will be payable only once with respect to the same unit of Licensed Product.

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6.4.4Royalty Reductions.

(a)No Valid Claim. On a Licensed Product-by-Licensed Product and country-by-country basis, if a Licensed Product is sold in a country in the Territory during the applicable Royalty Term at a time when there is no Valid Claim of a Licensed Patent that Covers the composition of matter of the Research Compound in such Licensed Product in such country, then, for the purposes of this Section 6.4, the royalty rate applicable to the Net Sales of such Licensed Product in such country during such time will be reduced by [**] percent ([**]%).

(b)Generic Product Entry. On a Licensed Product-by-Licensed Product and country-by-country basis, if a Generic Product is sold in a country in the Territory during the applicable Royalty Term, then, for the purposes of this Section 6.4, the royalty rate applicable to the Net Sales of such Licensed Product in such country will be reduced by [**] percent ([**]%) after giving effect to any reduction under this Section 6.4.4, commencing with the first Calendar Quarter in which the Net Sales of the applicable Licensed Product in the applicable country are at least [**] percent ([**]%) lower than the average Net Sales recorded by Voyager for such Licensed Product in such country during the four (4) Calendar Quarters immediately preceding the date of first entry by the Generic Product.

(c)Third Party Intellectual Property. If Voyager obtains rights to any Patent Rights or Know-How Controlled by a Third Party that are necessary or reasonably useful in order to Exploit a Licensed Product in a country in the Territory, Voyager will have the right to deduct from the royalties due to TBI hereunder, [**] percent ([**]%) of all amounts paid (including any license fees, upfront payments, milestone payments, royalties, or other amounts to the extent paid in consideration for a license to such Patent Rights or Know-How, but excluding Development expenses or amounts paid for patent prosecution and maintenance) by Voyager or any of its Affiliates to such Third Party.

(d)Cumulative Reductions Cap. Notwithstanding the foregoing, in no event will the royalties payable to TBI under this Section 6.4 for any Licensed Product in a country during a Calendar Quarter be reduced as a result of such reductions in Section 6.4.4(b) and Section 6.4.4(c) by more than [**] percent ([**]%) in the aggregate (the “Royalty Floor”). In the event that a reduction would be permitted under this Section 6.4.4 but for the fact that such reduction would reduce the applicable royalties payable in accordance with Section 6.4.1 by more than the Royalty Floor, then Voyager may carry over such royalty reduction to payments payable hereunder with respect to any royalty payments owed in any future Calendar Quarter for the applicable Licensed Product, in each case with such reduction continuing until all such amounts have been expended.

6.5Reports and Payment Terms. If Voyager exercises the Option, the terms of this Section 6.5 will apply.

6.5.1Development Milestones and Sales Milestones. Voyager will provide TBI with written notice of the achievement of: (a) each Development Milestone Event within [**] after such achievement; and (b) each Sales Milestone Event as part of the Royalty Report for the Calendar Quarter in which such Sales Milestone Event was

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achieved. After receipt of any such notice of a Milestone Event, TBI will submit an invoice to Voyager with respect to the corresponding Milestone Payment. Voyager will make the applicable Milestone Payment within [**] after receipt of such invoice.

6.5.2Royalties. Within [**] after the end of each Calendar Quarter during the Term after the First Commercial Sale of a Licensed Product, Voyager will provide TBI with a written report (each, a “Royalty Report”), which Royalty Report will set forth: (a) the units sold, gross price charged per Licensed Product, Gross Sales, and Net Sales (in local currency and United States Dollars) for such Calendar Quarter on a country-by-country and Licensed Product-by-Licensed Product basis, and each deduction taken in the calculation of Net Sales; (b) the amount of any adjustments to such royalties in accordance with Section 6.4.4; (c) the resulting total royalties for the relevant Calendar Quarter in United States Dollars; and (d) if applicable, Sales Milestone Payments owed to TBI. All Royalty Reports will be the Confidential Information of Voyager. TBI will submit an invoice to Voyager with respect to the royalty amount shown therein. Voyager will pay such royalty amount within [**] after receipt of the invoice.

6.5.3Other Payments. For any payment owed under this Agreement for which a payment timeline is not specified in this Agreement, payments on such invoices will be due within [**] after the other Party’s receipt of the applicable invoice.

6.6Currency; Exchange Rate. All amounts payable and calculations under this Agreement will be in Dollars. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location. The rate of exchange to be used in computing the amount of currency equivalent in Dollars for the payment due will be made by using Voyager’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars. All payments made to TBI pursuant to this Agreement will be sent via electronic wire transfer, as set forth below:

Account Name: [**]

Account Number: [**]

Bank Name: [**]

Bank ABA Number: [**]

Bank Address: [**]

6.7Currency Restrictions. If, by reason of applicable Laws in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party under this Agreement, such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party (or, if none is designated by the other Party within a period of [**] after the other Party’s receipt of such notice, in a recognized banking institution selected by the transferring Party) and identified in a written notice given to the other Party.

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6.8Tax.

6.8.1Income Taxes. Except as otherwise provided in this Section 6.8, each Party will be responsible for its own taxes (including taxes imposed on or measured by Net Sales, capital, franchise, or similar taxes pursuant to applicable Laws).

6.8.2Withholding Taxes. Either Party (a “Withholding Party”) may withhold from payments due to the other Party (a “Non-Withholding Party”) amounts for payment of any withholding tax that is required by applicable Law to be paid to any taxing authority with respect to such payments, which will be remitted in accordance with applicable Law. The Withholding Party will provide to the Non-Withholding Party all relevant documents and correspondences, and will also provide to the Non-Withholding Party any other cooperation or assistance on a reasonable basis as may be necessary to enable the Non-Withholding Party to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The Withholding Party will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include the Withholding Party making payments from a single source in the U.S., where possible. Notwithstanding the foregoing, if Voyager assigns its rights and obligations hereunder to, or otherwise causes payments to be made to TBI by, an Affiliate or Third Party pursuant to Section 14.1 (a “Tax Action”) and if Voyager or such Affiliate or Third Party is required by applicable Law to withhold any additional taxes from or in respect of any amount payable under this Agreement as a result of such assignment, then any such amount payable under this Agreement will be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings, TBI receives an amount equal to the sum it would have received had no such additional withholding been made, provided, however, that to the extent all such increased withholding tax amounts that result from such Tax Action are creditable against income tax for U.S. tax purposes, then no such increased amounts will be paid.

6.8.3Indirect Taxes. All amounts paid pursuant to this Agreement to TBI shall be exclusive of value added, sales, use, goods and services, digital services, transfer, services, consumption or transaction, or any similar type of taxes (“Indirect Taxes”), as well as gross receipt, excise and other taxes. Any such Indirect Tax chargeable in respect of any payments will be invoiced and borne in accordance with applicable Law (e.g., value-added tax would be added to sales invoice and borne by the customer, or self-assessed via reverse charge or otherwise by the appropriate Party). The Parties will cooperate in accordance with applicable Laws and use reasonable efforts to avoid non-deductible taxes and to minimize Indirect Taxes in connection with this Agreement. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, reasonable steps consistent with the obligations under Section 6.8.4 hereof, will be taken by the Parties to assist each other to receive a refund or reduction of any undue Indirect Taxes from the applicable Governmental Authority or other fiscal authority and any amount of undue Indirect Taxes

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repaid by such authority will, as appropriate, be transferred to the paying Party within [**] of receipt.

6.8.4Cooperation. The Parties agree to cooperate with each other in claiming refunds, reductions, or exemptions from such taxes under any relevant agreement or treaty that is in effect, including that each Party shall provide such information and documentation to the other Party (such as the appropriate U.S. Form W-9, W-8BEN-E as is required under U.S. tax law to eliminate statutory 30% Withholding Tax, but subject to any Withholding Tax reduction applied under a relevant tax treaty as may be applicable) as is reasonably requested by such other Party to determine if any, and how much, any such taxes apply to any payments to be made by such other Party under this Agreement and to establish qualification for a reduced Withholding Tax rate, refund, rebate, or an exemption from Withholding Tax or any other such Taxes under any relevant statutory or tax treaty provision.

6.9Interest Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a per annum rate equal to the lesser of: (a) [**] percentage points above the CME Term Secured Overnight Financing Rate (USD SOFR) on the first day of each Calendar Quarter in which such payments are overdue; or (b) the maximum rate permitted by applicable Laws. If a payment is disputed in good faith and such payment is found or agreed to have been due upon resolution of such dispute, interest accruing from the due date under this Section 6.9 will become payable upon such resolution of the dispute.

6.10Records and Audit Rights.

6.10.1Records. Each Party will keep complete, true, and accurate financial books and records in accordance with its Accounting Standards in relation to this Agreement, including, with respect to Voyager, in relation to Net Sales, royalties, and Sales Milestone Payments and, with respect to TBI, in relation to Reimbursable Research Costs. Each Party will keep such books and records for at least [**] after the Calendar Year to which they pertain.

6.10.2Audit Rights. Each Party may, upon written request, cause an internationally-recognized independent accounting firm which is reasonably acceptable to the other Party (the “Auditor”) to inspect the relevant records of the other Party and its Affiliates to verify, with respect to Voyager, such Net Sales, royalties, and Sales Milestone Payments, and with respect to TBI, such Reimbursable Research Costs incurred, and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor will execute an agreement acceptable to the audited Party pursuant to which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor will have the right to disclose to the auditing Party only its conclusions regarding any payments under this Agreement.

6.10.3Audit Process. The audited Party shall (i) keep, and shall cause its Affiliates to keep, complete and accurate records which may be necessary to ascertain

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properly and to verify the royalty and milestone payments due hereunder, and (ii) if Voyager is the audited Party, also use reasonable efforts to include in agreements with its Sublicensees involving a sublicense granted by Voyager pursuant to this Agreement a provision permitting Voyager to audit the Sublicensee’s sales to the extent such sales constitute Net Sales which are subject to the royalty and milestone payments due by Voyager hereunder. The audited Party and its Affiliates will make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the auditing Party. If TBI is the auditing Party, it may also request that Voyager exercise its right to audit a Sublicensee. The records will be reviewed solely to verify the accuracy of payments made by the audited Party. Such inspection right will not be exercised more than [**] and not more frequently than [**] with respect to records covering any specific period of time, unless a discrepancy is discovered in an audit, in which event additional audits may be conducted until the discrepancies are adequately addressed. In addition, the auditing Party will only be entitled to audit the books and records of the audited Party from the [**] prior to the [**] in which the audit request is made. The auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, which information will constitute the Confidential Information of the audited Party, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Laws.

6.10.4Audit Reports. The Auditor will provide its audit report and basis for any determination to the audited Party at the time such report is provided to the auditing Party before it is considered final; provided, that, at least [**] prior to the provision of such report, the Auditor will provide its draft audit report and basis for any determination to the audited Party to verify the exclusion of any Confidential Information and to allow for the reasonable review and provision of comments by the audited Party. The audited Party will have the right to request a further determination by such Auditor as to matters which the audited Party disputes within [**] after receipt of such report. The audited Party will provide the auditing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor will undertake to complete such further determination within [**] after the dispute notice is provided, which determination will be limited to the disputed matters. Any matter that remains unresolved between the Parties after the dispute procedure set forth in this Section 6.10.4 will be resolved in accordance with the dispute resolution procedures contained in ARTICLE XIII.

6.10.5Audit Results. If the final result of the inspection reveals an undisputed underpayment or overpayment by the audited Party, the underpaid or overpaid amount will be settled promptly, including, in the case of any overpayment, at the audited Party’s election, by (a) submission of an invoice to the auditing Party, which will be promptly paid by the auditing Party, together with interest from the date such payments were originally due or (b) offset by the audited Party against future royalties or Milestone Payments hereunder.

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6.10.6Audit Costs. The auditing Party will pay for such audits as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided, that, if an underpayment, or with respect to Reimbursable Research Costs, an overpayment, of more than [**] percent ([**]%) of the total payments due for the applicable audit period is discovered, the fees and expenses charged by the Auditor will be paid by the audited Party.

6.11No Projections. TBI and Voyager acknowledge and agree that nothing in this Agreement will be construed as representing an estimate or projection of whether any Milestone Event will be achieved or of anticipated sales of any Licensed Product, and that the Milestone Events and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to TBI if the corresponding Milestone Events or such Net Sales levels are achieved. NEITHER TBI NOR VOYAGER MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR MILESTONE EVENT OR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

ARTICLE VII

INTELLECTUAL PROPERTY

7.1Background Intellectual Property. As between the Parties: (a) Voyager owns and retains and will own and retain all rights, title and interests in and to the Voyager Background IP; and (b) TBI owns or Controls and retains and will own or Control and retain all rights, title and interests in and to the TBI Background IP as required for purposes of this Agreement. All Intellectual Property Created in the conduct of activities under the Research Plan which solely consists of an Improvement to a Party’s Background IP shall be owned by the Party who owns the applicable Background IP, provided that Intellectual Property Created under this Agreement by either or both Parties that relates to the Research Compounds or their use, will not be deemed Improvements to a Party’s Background IP and will constitute Collaboration IP and subject to the ownership allocation in Section 7.2.

7.2Collaboration IP. Collaboration IP will be owned as follows: (a) Voyager will solely own all Collaboration IP solely Created by Representatives of Voyager; (b) TBI will solely own all Collaboration IP solely Created by Representatives of TBI; and; (c) the Parties will jointly own all such Collaboration IP Created jointly by Representatives of both TBI and Voyager (“Joint Collaboration IP”).

7.3IP Assignment. Each Party shall, and hereby does, assign, transfer and otherwise convey to the other Party, without additional compensation, all such right, title and interest in and to any Intellectual Property as is necessary to fully effect the ownership thereof as provided for in Sections 7.1 and 7.2, which includes executing all written documents as may be necessary to formalize any such assignment, transfer, or conveyance, at a Party’s request.

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7.4Disclosure. During the Term, each Party will promptly disclose to the other Party all Joint Collaboration IP that it Creates, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Joint Collaboration IP), including all invention disclosures or other similar documents submitted to such Party. Each Party will also respond promptly to reasonable requests from the other Party for additional information relating to such Joint Collaboration IP.

7.5Prosecution and Maintenance.

7.5.1Product Patent Rights.

(a)Prior to Voyager’s exercise of the Option, TBI will have the first right (but not the obligation) to Prosecute and Maintain any Product Patent Rights, at TBI’s sole cost and expense. Upon request by Voyager during the Research Period, TBI will provide Voyager with a schedule setting forth a list of all Product Patent Rights and provide regular updates thereto. Without limiting the foregoing, prior to filing any Product Patent Right, TBI will discuss with Voyager the timing of filing of Product Patent Rights and the countries in with Product Patent Rights will be filed, and will use commercially reasonable efforts to implement any input from Voyager. Without limiting the foregoing, TBI will provide Voyager with a reasonable opportunity to review and comment on drafts of any filings (including any patent application), material responses, or other material communications to be made to patent authorities with respect to any Product Patent Rights in advance of submitting such filings or responses. TBI will implement all reasonable comments received from or on behalf of Voyager regarding any such filing, material response, or material communication. In addition, TBI will provide Voyager with copies of all final filings, material responses, and material communications made to any patent authority with respect to any Product Patent Rights in a timely manner following submission thereof. If TBI elects not to Prosecute and Maintain any Product Patent Right, it will provide prompt written notice of such determination sufficiently in advance of any filing deadline and Voyager may, at its option, elect to Prosecute or Maintain such Product Patent Right at its sole cost and expense.

(b)If Voyager exercises the Option, then, from and after the Option Exercise Date, Voyager will have the first right (but not the obligation) to Prosecute and Maintain each Product Patent Right, at Voyager’s sole cost and expense. Without limiting the foregoing, prior to filing any Product Patent Right, Voyager will discuss with TBI the timing of filing of Product Patent Rights and the countries in with Product Patent Rights will be filed, and will consider any input from TBI in good faith. Without limiting the foregoing, Voyager will provide TBI with a reasonable opportunity to review and comment on drafts of any filings (including any patent application), material responses, or other material communications to be made to patent authorities with respect to any Product Patent Rights in advance of submitting such filings or responses. Voyager will consider in good faith all reasonable comments received from or on behalf of TBI regarding any such filing, material response, or material communication. In addition, Voyager will provide TBI with copies of all final filings, material responses, and material communications made to any patent authority with respect to any Product Patent Rights in a timely manner following submission thereof. If Voyager elects not to Prosecute and Maintain any Product Patent Right, it will provide prompt written notice of such determination sufficiently in advance

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of any filing deadline and TBI may, at its option, elect to Prosecute or Maintain such Product Patent Right at its sole cost and expense.

(c)Each Party will provide reasonable assistance to the other Party, and will cooperate with the other Party, in connection with the transition of Prosecution and Maintenance responsibilities under this Section 7.5.1, including execution of such documents as may be necessary to effect such transition.

(d)Joint Collaboration Patent Rights. Voyager will have the first right (but not the obligation) to Prosecute and Maintain each Joint Collaboration Patent Right, at Voyager’s sole cost and expense. Without limiting the foregoing, prior to filing any Joint Collaboration Patent Right, Voyager will discuss with TBI the timing of filing of Joint Collaboration Patent Rights and the countries in with Joint Collaboration Patent Rights will be filed, and will consider any input from TBI in good faith. Without limiting the foregoing, Voyager will provide TBI with a reasonable opportunity to review and comment on drafts of any filings (including any patent application), material responses, or other material communications to be made to patent authorities with respect to any Joint Collaboration Patent Rights in advance of submitting such filings or responses. Voyager will consider in good faith all reasonable comments received from or on behalf of TBI regarding any such filing, material response, or material communication. In addition, Voyager will provide TBI with copies of all final filings, material responses, and material communications made to any patent authority with respect to any Joint Collaboration Patent Rights in a timely manner following submission thereof. If Voyager elects not to Prosecute and Maintain any Joint Collaboration Patent Right, it will provide prompt written notice of such determination sufficiently in advance of any filing deadline and TBI may, at its option, elect to Prosecute or Maintain such Joint Collaboration Patent Right at its sole cost and expense.

7.5.2Each Party will provide reasonable assistance to the other Party, and will cooperate with the other Party, in connection with the transition of Prosecution and Maintenance responsibilities under Section 7.5.1(d), including execution of such documents as may be necessary to effect such transition.

7.6Competitive Infringement.

7.6.1Notice. Each Party will immediately provide the other Party with written notice reasonably detailing any: (a) known or alleged infringement of any Product Patent Right or Joint Collaboration Patent Right; (b) Generic Product filing anywhere in the Territory; or (c) defense to any infringement action brought by TBI or Voyager in which a Third Party seeks a declaratory judgment, files an opposition, or takes similar action alleging invalidity, unenforceability, or non-infringement, in each case ((a) through (c)) with respect to any Product Patent Right or Joint Collaboration Patent Right ((a) through (c), collectively, “Competitive Infringement”).

7.6.2Competitive Infringement Involving Product Patent Rights Prior to Exercise of the Option. Prior to Voyager’s exercise of the Option, TBI will have the sole right, but not the obligation, to initiate a suit or take other appropriate action that TBI believes is reasonably required to enforce any Product Patent Right against any Competitive Infringement.

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7.6.3Competitive Infringement Involving Product Patent Rights After Exercise of the Option and Joint Collaboration Patent Rights.

(a)First Right. Voyager will have the initial right, but not the obligation, to initiate a suit or take other appropriate action that Voyager believes is reasonably required with respect to any Competitive Infringement involving any (i) Joint Collaboration Patent Right and (ii) after Voyager exercises the Option, the Product Patent Rights ((i) and (ii), collectively, the “Voyager First Right Patents”). In exercising its rights or responsibilities under this Section 7.6.3, with respect to the Voyager First Right Patents, Voyager will give TBI advance notice of Voyager’s intent to file any such suit or take any such action and the reasons therefor, and will provide TBI with an opportunity to make suggestions and comments regarding such suit or action. In exercising its rights or responsibilities under this Section 7.6.3, Voyager will keep TBI promptly informed, and will consult with TBI, regarding the status of any such suit or action and will provide TBI with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

(b)Step-in Right. If Voyager fails to initiate a suit or take such other appropriate action under Section 7.6.3(a) above with respect to any Competitive Infringement of a Voyager First Right Patents at least [**] prior to any deadline on which initiation of a suit or other appropriate action is required to avoid limiting or compromising any remedies (including monetary relief and stay of regulatory approval) that may be available against the applicable alleged Third Party infringer, then TBI may, in its discretion, provide Voyager with written notice of its intent to initiate a suit or take other appropriate action to combat such Competitive Infringement. If TBI provides such notice, then TBI will have the right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to enforce the applicable Voyager First Right Patents against Competitive Infringement. TBI will give Voyager advance notice of its intent to file any such suit or take any such action and the reasons therefor and will provide Voyager with an opportunity to make suggestions and comments regarding such suit or action, which TBI will consider in good faith. Thereafter, TBI will keep Voyager promptly informed, and will consult with Voyager, regarding the status of any such suit or action and will provide Voyager with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

7.6.4Conduct of Action; Costs. The Party initiating any suit under this Section 7.6 will have the sole and exclusive right to select counsel for such suit, which counsel must be reasonably acceptable to the other Party. If required under applicable Law in order for such Party to initiate or maintain such suit, the other Party will join as a party to the suit. If requested by the Party initiating suit, the other Party will provide reasonable assistance to the Party initiating suit in connection therewith, and the initiating Party will reimburse the other Party for all reasonable out-

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of-pocket costs (including its reasonable outside counsel expenses) incurred in rendering such assistance. The Party initiating suit will assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 7.6, including the fees and expenses of the counsel selected by it. The other Party will have the right to participate and be represented in any such suit by its own counsel at its own expense.

7.6.5Recoveries. Any recovery obtained as a result of any proceeding described in this Section 7.6, by settlement or otherwise, will be applied in the following order of priority:

(a)first, the Parties will be reimbursed for all previously unreimbursed out-of-pocket costs in connection with such proceeding; and

(b)second: (i) if Voyager is the Party initiating suit, any remainder will be [**]; or (ii) if TBI is the Party initiating suit, TBI will be [**].

7.7Patent Term Extensions. Voyager will have the exclusive right, but not the obligation, to seek, at its sole expense, in TBI’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to each Licensed Product.

7.8Application of 35 U.S.C. § 102(c). The Parties acknowledge and agree that this Agreement is deemed a “joint research agreement” as defined in 35 USC § 100(h). Notwithstanding anything to the contrary in this ARTICLE VII, neither Party will have the right to provide to a court or an agency a statement under 37 C.F.R. §1.104(c)(4)(ii)(A) to disqualify, for purposes of 35 USC § 102(b)(2)(C) or 35 USC § 102(c), prior art under § 102(a)(2) by the other Party, with respect to any Patent Right within the Collaboration IP, without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted statement, the Parties will coordinate their activities with respect to any submissions, filings, or other activities in support thereof.

ARTICLE VIII– REPRESENTATIONS AND

WARRANTIES; COVENANTS

8.1The Parties’ Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

8.1.1such Party: (a) is a corporation or other entity duly organized and subsisting under the applicable Laws of its jurisdiction of incorporation or organization; and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

8.1.2such Party has the power, authority, and legal right, and is free to, enter into and perform its obligations under this Agreement and, in so doing, will not violate or conflict with: (a) any other agreement to which such Party is a party as of the

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Effective Date; (b) any instrument or binding understanding, oral or written, to which such Party is a party or by which it is otherwise bound or (c) its constating documents;

8.1.3this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms; and

8.1.4such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

8.2TBI’s Representations and Warranties. TBI hereby represents and warrants to Voyager, as of the Effective Date, that:

8.2.1TBI or its Affiliates are the sole and exclusive owner of, or otherwise Control, the TBI Platform, TBI Background IP and Licensed Technology;

8.2.2TBI has the right to use the TBI Platform and the TBI Background IP as contemplated under the Research Plan;

8.2.3the TBI Platform, TBI Background IP and Licensed Technology are free and clear of any liens, charges and encumbrances, except such liens, charges and encumbrances that do not adversely affect or diminish TBI’s ability to perform its obligations or grant the license under this Agreement, and: (a) neither any license granted by TBI or its Affiliates to any Third Party, nor any license granted by any Third Party to TBI or its Affiliates, conflicts with the rights, options, and licenses granted under this Agreement; and (b) TBI has all rights necessary to grant all rights, options, and licenses that it purports to grant under this Agreement or that are otherwise anticipated to be granted to Voyager under this Agreement for the Exploitation of the Research Compounds or Licensed Products in the Field in the Territory without breach of any obligation to any Third Party and without violation of any Third Party rights;

8.2.4 (a) the Licensed Patent Rights is comprised of validly issued Patent Rights; (b) to TBI’s knowledge, no Third Party has challenged or threatened to challenge the extent, validity or enforceability of any Licensed Technology; and (c) TBI has not received any written notice of any claim or threatened claim by any Third Party (i) asserting the misuse or non-infringement of any of the Licensed Technology, or (ii) challenging TBI’s Control of any of the Licensed Technology;

8.2.5(a) TBI has complied with all applicable disclosure requirements of the United States Patent and Trademark Office or any analogous foreign Governmental Authority, in connection with the prosecution and maintenance of the Licensed Patent Rights; (b) the pending applications included in the Licensed Patent Rights are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable Law, and TBI has presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant

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patent office; and (c) TBI has timely paid all filing and renewal fees payable with respect to any Licensed Patent Rights;

8.2.6to TBI’s knowledge, the information provided by TBI to Voyager regarding TBI Platform, TBI Background IP and Licensed Technology is true and correct and TBI is not in possession of any information which TBI believes would be material regarding the TBI Platform, TBI Background IP or Licensed Technology anticipated to be used in connection with the conduct of the Research Plan or the Exploitation of the Research Compound(s) or Licensed Product(s), that has not been disclosed to Voyager;

8.2.7there is no: (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or threatened against TBI or any of its Affiliates; or (b) judgment or settlement against or owed by TBI or any of its Affiliates; in each case in connection with the TBI Platform, TBI Background IP, Licensed Technology or relating to the transactions contemplated by this Agreement;

8.2.8to TBI’s knowledge, the use, practice or application by Voyager or TBI (or their respective Affiliates) of the TBI Platform, any TBI Background IP or any Licensed Technology as contemplated under this Agreement does not (a) infringe any claim of an issued and unexpired patent of any Third Party, or (b) otherwise violate or misappropriate any other Intellectual Property of a Third Party; and

8.2.9TBI does not own (and is not otherwise in possession of) any Intellectual Property that is not Controlled by TBI that (a) is necessary to conduct any of the activities contemplated under the Research Plan or this Agreement or (b) Covers, or is necessary or reasonably useful for, Exploitation of Research Compounds or Licensed Products.

8.3Mutual Covenants. Each Party, in performing its obligations under this Agreement: (a) will comply with all applicable Laws; and (b) will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the FDCA.

8.4TBI Covenants. TBI hereby covenants throughout the Term as set forth below:

8.4.1TBI will not, and will cause its Affiliates not to, enter into any agreement or other arrangement with a Third Party that conflicts with, or is reasonably likely to conflict with, the rights granted to Voyager under this Agreement;

8.4.2TBI and its Affiliates will not: (a) license, sell, assign, or otherwise transfer the TBI Background IP or the Licensed Technology (or agree to do any of the foregoing) in a manner that conflicts with the rights granted to Voyager hereunder; or (b) incur or permit to exist, with respect to any TBI Background IP or the Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties, or other restriction (including in connection with any indebtedness) which conflicts with the rights granted to Voyager hereunder;

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8.4.3during the Term, TBI and its Affiliates will not enter into discussions or negotiations with Third Parties to use the TBI Platform in connection with the screening, identification, discovery, validation, or optimization of any compounds that modulate TDP-43 condensates; and

8.4.4during the Term, TBI will not use the TBI Platform in connection with the screening, identification, discovery, validation, or optimization of any compounds that modulate TDP-43 condensates for any purpose other than (a) the performance of the Research Plan or (b) activities relating to the Research Compounds that are in furtherance of the Parties’ activities as contemplated to be performed under this Agreement.

8.5Update to Representations and Warranties Upon Option Exercise. Within [**] after receipt of an Option Exercise Notice, TBI shall deliver to Voyager a notice (i) listing the Licensed Patent Rights as of the date TBI’s notice is provided and (ii) either: (x) describing any exceptions to the representations and warranties in Sections 8.1 and 8.2 as of the date TBI’s notice is provided (with references to the Effective Date in such representations and warranties being deemed to refer to the date of TBI’s notice), or (y) stating that no exceptions exist. If TBI provides notice stating an exception that materially and adversely impacts Voyager’s rights under this Agreement, then Voyager will have the right to terminate this Agreement upon written notice given within [**] after receipt of the exception notice, which termination will have immediate effect, and in which case Voyager will be deemed not to have exercised the Option and the Option exercise fee set forth in Section 6.2 will not be payable.

8.6Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING ANY SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD-PARTY RIGHTS.

ARTICLE IX – CONFIDENTIALITY

9.1Non-Disclosure of Confidential Information.

9.1.1Obligations. Subject to Section 9.2, during the Term and for a period of [**] thereafter, each Recipient agrees:

(a)not to use Discloser’s Confidential Information for any purpose other than for purposes of exercising its rights and performing its obligations under this Agreement;

(b)to use reasonable efforts (at least the level of efforts that Recipient uses for its own information of like importance) to safeguard Discloser’s Confidential Information from unauthorized use and disclosure; and

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(c)not to disclose Discloser’s Confidential Information to any Person other than to its and its Affiliates’ Representatives who (i) need to know such information in order for Discloser to perform its obligations and exercise its granted or reserved rights under this Agreement and (ii) are bound by similar obligations with respect to such Confidential Information as set forth in this Section 9.1.1.

(d)Notwithstanding the foregoing, either Party as Recipient may disclose the other Party’s Confidential Information:

(i)(A) to actual and potential sublicensees or to bona fide actual or potential investors, lenders, professional advisors, acquirers, merger partners, or collaboration partners; in each case provided that such Persons are bound by similar obligations with respect to such Confidential Information as set forth in this Section 9.1.1; or (B) solely with the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, to patent offices in order to seek or obtain Patent Rights as contemplated by this Agreement; and

(ii)in the case of Voyager as Recipient, Voyager may disclose TBI’s Confidential Information to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials, or to gain Regulatory Approval, with respect to any Licensed Product, as contemplated by this Agreement, but such disclosure may be made only following reasonable notice to TBI and to the extent reasonably necessary to seek or obtain such approvals;

(iii)solely with the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, to patent offices in order to seek or obtain Patent Rights as contemplated by this Agreement;

Recipient will be responsible and liable for acts or omissions of any Person to which it discloses Confidential Information that would be a breach of this Section 9.1.1 by Recipient.

9.1.2Exceptions. The obligations set forth in Section 9.1.1 will not apply to the extent that such Confidential Information:

(a)is or becomes publicly available without breach of this Agreement by Recipient or any Person that received Confidential Information through Recipient;

(b)was rightfully in Recipient’s possession prior to receipt from Discloser through no wrongful act of Recipient, and was not acquired directly or indirectly from Discloser, as documented by Recipient’s written records;

(c)is obtained from a Third Party with no obligation of confidentiality to Discloser, and provided that such Third Party has a right to disclose such Confidential Information to Recipient; or

(d)is independently developed by Recipient or its Affiliates or their respective Representatives without use of or reference to the Confidential Information, as evidenced by Recipient’s written records.

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9.1.3Legally Required Disclosure. Recipient may disclose Discloser’s Confidential Information if such Confidential Information is required to be revealed in response to a court decision or administrative order, or to otherwise comply with applicable Law, applicable rules of any recognized stock exchange or quotation system or applicable rules or requirements of the Securities and Exchange Commission or other Governmental Authority; provided, that, in each case: (a) to the extent it is legally permissible, Recipient will inform Discloser of any such requirement by written notice, such notice being provided promptly but in any event no later than [**] after receiving such request and cooperate with Discloser using to either to seek protective measures for such Confidential Information, seek confidential treatment of such Confidential Information, and otherwise limit disclosure; and (b) Recipient will disclose only such portion of the Confidential Information which is required in the advice of its legal counsel to be disclosed.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of Recipient unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of Recipient.

9.2Disclosure of Agreement.

9.2.1Public Disclosures. Subject to Section 9.2.2, neither Party will be permitted to issue a press release or make any other public announcement concerning this Agreement, provide a copy of this Agreement or otherwise disclose any terms of this Agreement unless approved by the other Party in advance in writing, except that either Party may disclose the contents of this Agreement to a Third Party in connection with financing or funding or other due diligence inquiry, provided such Third Party is bound by a confidentiality agreement with terms that are no less restrictive than those set forth in this ARTICLE IX.

9.2.2SEC Filings and other Disclosures of this Agreement. Notwithstanding Section 9.2.1, each Party will be permitted to disclose the existence and terms of this Agreement to the extent required to comply with applicable Law including the rules or regulations of the U.S. Securities and Exchange Commission, or similar agency in any country other than the United States, or of any stock exchange, including Nasdaq, provided that (a) prior to disclosing this Agreement or any of the terms hereof as permitted under this Section 9.2.2, the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement prior to such disclosure (the “Redacted Version”), (b) to the extent permitted by applicable Law, the Parties will use reasonable efforts to file redacted versions with such agencies and stock exchanges that are consistent with the Redacted Version, and (c) each Party will, at its own expense, use reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party.

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ARTICLE X– INDEMNIFICATION

10.1TBI Indemnity. TBI will defend and hold harmless Voyager and its Affiliates, successors, and permitted assignees and each of its and their respective Representatives (collectively, the “Voyager Indemnitees”) from and against any claim, suit, action, demand, or other proceeding brought by a Third Party (each, a “Third Party Claim”) against one or more Voyager Indemnitees by a Third Party arising out of or resulting from: (a) the negligence, recklessness, or intentional wrongful acts or omissions of TBI or its Affiliates or their respective Representatives, in connection with the performance by or on behalf of TBI of TBI’s obligations or exercise of TBI’s rights under this Agreement; (b) any breach by TBI or its Affiliates or their respective Representatives of any representation, warranty, covenant, or obligation of TBI set forth in this Agreement; and (c) any claim that (i) the performance by or on behalf of TBI of its activities under the Research Plan, or (ii) Voyager’s use of the Research Compound(s) or Licensed Product(s) in accordance with the terms and conditions of this Agreement, in each case of (i) or (ii), was known by TBI to infringe, misappropriate, or otherwise violate any Intellectual Property Controlled by any Third Party. In addition, TBI will indemnify the Voyager Indemnitees for and pay all judgments, settlement amounts, liabilities, losses, costs, damages and expenses, including reasonable attorneys’ fees (collectively, “Damages”) finally awarded or agreed to as part of a settlement of any of the foregoing Third Party Claims. TBI will have no responsibility under this Section 10.1 to the extent such Third Party Claims and Damages result from any Voyager Indemnitees’ gross negligence, recklessness, willful misconduct, or breach of this Agreement, or to the extent Voyager is obligated to indemnify TBI pursuant to Section 10.2.

10.2Voyager Indemnity. Voyager will defend and hold harmless TBI and its Affiliates, successors, and permitted assignees and each of its and their respective Representatives (collectively, the “TBI Indemnitees”) from and against any Third Party Claim brought against one or more TBI Indemnitees arising out of or resulting from: (a) the negligence, recklessness, or intentional wrongful acts or omissions of Voyager or its Affiliates or their respective Representatives, in connection with the performance by or on behalf of Voyager of Voyager’s obligations or exercise of Voyager’s rights under this Agreement; (b) any breach by Voyager or its Affiliates or their respective Representatives of any representation, warranty, covenant, or obligation of Voyager set forth in this Agreement; (c) any claim that the performance by or on behalf of Voyager of its activities under the Research Plan was known by Voyager to infringe, misappropriate, or otherwise violate any Intellectual Property Controlled by any Third Party (other than any claims related to Voyager’s use of the Research Compounds or Licensed Product(s) in accordance with the terms and conditions of this Agreement); and (d) except as provided in Section 10.1(c), any claim that Voyager’s Commercialization of the Research Compounds or Licensed Product(s) infringe, misappropriate, or otherwise violate any Intellectual Property Controlled by such Third Party. In addition, Voyager will indemnify the TBI Indemnitees for and pay all Damages finally awarded or agreed to as part of a settlement of any of the foregoing Third Party Claims. Voyager will have no responsibility under this Section 10.2 to the extent such Third Party Claims and Damages result from any TBI Indemnitees’ gross negligence, recklessness, willful misconduct, or breach of this Agreement, or to the extent TBI is obligated to indemnify Voyager pursuant to Section 10.1.

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10.3Indemnification Procedure.

10.3.1Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party asserts a claim or other proceeding (including any governmental investigation) with respect to any Third Party Claim for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder, then the Indemnified Party will promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

10.3.2Procedures. Subject to each Party’s right to control certain actions described in Sections 10.1 and 10.2 (even where such Party is the Indemnifying Party), the Indemnifying Party will have the right, exercisable by notice to the Indemnified Party within [**] after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal, or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party will cooperate, and will cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information, and testimony and attending such conferences, discovery proceedings, hearings, trials, or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within [**] after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to join in (including the right to conduct discovery, interview, and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

10.3.3Settlement. The Indemnifying Party will not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action (other than the payment of money which will be fully satisfied by the Indemnifying Party and not abridge the rights of the Indemnified Party). The Indemnified Party will have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief to the extent it does not abridge the rights of the Indemnifying Party, but will not have the right to settle

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such Third Party Claim to the extent such Third Party Claim involves monetary damages for which the Indemnifying Party would be responsible without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). Each of the Indemnifying Party and the Indemnified Party will not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other Party, and the Indemnified Party will use reasonable efforts to mitigate liabilities arising from such Third Party Claim.

ARTICLE XI- LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO DAMAGES AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION THAT ARE REQUIRED TO BE INDEMNIFIED UNDER SECTION 10.1 OR SECTION 10.2, AND EXCEPT IN THE CASE OF A BREACH OF SECTION 8.4 OR ARTICLE IX OR DAMAGES RESULTING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, DIMINUTION OF VALUE, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON PERFORMANCE HEREUNDER.

ARTICLE XII – TERM; TERMINATION

12.1Term. The term of this Agreement (the “Term”) will become effective as of the Effective Date and continue in full force and effect, until the earliest to occur of: (a) if Voyager does not opt in to Part 2 of the Research Plan in accordance with Section 2.3, the expiration of the Research Extension Opt-In Period; (b) if the Option is not exercised, expiration of the Option Period; (c) if Voyager timely exercises the Option, expiration of the last to expire Royalty Term for the last Licensed Product in all countries of the Territory; or (d) termination as set forth in Section 12.2.

12.2Early Termination.

12.2.1By Voyager for Convenience. Voyager will have the right to terminate this Agreement, either in its entirety or on a Licensed Product-by-Licensed Product basis, for any reason or no reason, upon sixty (60) days prior written notice to TBI at any time.

12.2.2By Either Party for Material Breach. Without prejudice and in addition to any other contractual remedy the non-breaching Party may have with respect to this Agreement, either Party may, upon a material breach of this Agreement by the other Party, unless otherwise agreed to by the Parties in writing, terminate this Agreement in its entirety for any material breach, or a Licensed Product-by-Licensed Product basis (if the material breach is applicable to a particular Licensed Product) by providing [**] prior written notice to the breaching Party, specifying in such notice the breaching Party’s material breach and demanding its cure, with such termination being effective upon the

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end of such [**] cure period if not cured. Notwithstanding the foregoing, if the material breach is not susceptible to cure within such [**] period, then the non-breaching Party’s right of termination will be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is reasonably acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party.

12.2.3By Either Party for Insolvency. Either Party may terminate this Agreement effective immediately upon delivery of written notice to the other Party if the other Party is dissolved or liquidated, files a petition under any bankruptcy or insolvency law, or has filed against it a petition under any bankruptcy or insolvency law that is not dismissed within [**], makes an assignment for the benefit of its creditors or has a receiver or trustee appointed for all or substantially all of its property.

12.2.4By Either Party for Force Majeure. This Agreement may be terminated as set forth in Section 12.3.2.

12.3Force Majeure.

12.3.1Generally. No failure or delay by either Party in the performance of any obligation hereunder will be deemed a breach of this Agreement nor create any liability for any damages, increased cost or losses which the other Party may sustain by reason of such failure or delay of performance, if the same will arise from any cause or causes beyond the control of that Party, such as earthquake, storm, flood, fire, other acts of nature, epidemic, war, riot, hostility, public disturbance, cessation of transport, act of public enemies, prohibition or act by a Government Authority or public agency, strike or other labor dispute or work stoppage (collectively “Force Majeure”); provided, however, that the failing or delaying Party will: (a) without undue delay, notify the other Party in writing of the applicable failure or delay; and (b) continue to take all commercially reasonable actions within its power to comply with its obligations hereunder as fully as possible and to mitigate possible damages.

12.3.2Termination. Should an event of Force Majeure continue for more than [**], the Parties will promptly discuss their further performance under this Agreement and whether to modify or terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis (with respect to Force Majeure applicable to a particular Licensed Product) in view of the effect of the event of Force Majeure. If no agreement can be reached prior to the expiration of such [**] period, either Party may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis (with respect to Force Majeure applicable to a particular Licensed Product) effective immediately upon written notice to the other Party.

12.4Effects of Termination. Upon termination (but not expiration) of this Agreement, the following will apply with respect to all Terminated Products in all Terminated Countries,

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except for those Licensed Products and countries with respect to which the license granted to Voyager has become perpetual pursuant to Section 6.4.2.

12.4.1All rights and licenses granted herein to either Party will terminate, and Voyager and its Affiliates will cease all Exploitation of the Terminated Products in the Terminated Countries as soon as is reasonably practicable under applicable Law; provided, however, that Voyager’s and its Affiliates’ licenses under Section 4.1, as applicable, will continue as necessary for Voyager and its Affiliates (a) to complete the orderly wind-down of their activities under this Agreement in accordance with applicable Law and as otherwise required in accordance with Section 12.4.3, and (b) to sell or otherwise dispose of any inventory of Terminated Products in the Terminated Countries as permitted under Section 12.4.4.

12.4.2All payment obligations with respect to Terminated Products in Terminated Countries hereunder will terminate, other than (a) those that are accrued and unpaid as of the effective date of such termination, and (b) those that may be owed in connection with permitted post-termination sales pursuant to Section 12.4.4. For any payment obligations that are accrued and unpaid as of the effective date of termination, TBI will send to Voyager an invoice therefor no later than [**] after the effective date of termination.

12.4.3The Parties will each use Commercially Reasonable Efforts to wind down their respective activities under this Agreement to the extent related to the Research Plan or to the Terminated Products in the Terminated Countries in accordance with applicable Law.

12.4.4If the effective date of termination of this Agreement in its entirety or of this Agreement in part, as the case may be, is after the First Commercial Sale of any Terminated Product in the Terminated Countries, then, to the extent permitted by applicable Law, effective upon such date of such termination, Voyager, its Affiliates, and its Sublicensees will have the right to sell any inventory of the Terminated Products intended for Commercialization in the Terminated Countries existing as of such date of termination in accordance with the terms and conditions of this Agreement in such Terminated Country by or under the authority of Voyager, its Affiliates, or its Sublicensees as of the notice date of the applicable termination, for [**] after the effective date of the applicable termination or such longer time as may be agreed by the Parties (the “Commercialization Wind-Down Period”). Any Terminated Products sold or disposed of by Voyager, its Affiliates or its Sublicensees in the Terminated Countries during the Commercialization Wind-Down Period will be subject to Voyager’s payment obligations under Sections 6.3.2 and 6.4.

12.4.5If the effective date of termination of this Agreement in its entirety or of this Agreement in part, as the case may be, occurs before the Option Exercise Date, then all Product Patent Rights and Collaboration IP solely Covering any Research Compound or Licensed Product (including any formulation thereof) or any modulation of TDP-43 as relevant to any Covered Indication Controlled by Voyager will be transferred

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and assigned to TBI, along with all related Licensed Know-How, and the Parties will coordinate a smooth transition of such rights and related materials to allow TBI to continue to carry on any business related to the Terminated Products if it so chooses. In addition, upon TBI’s request, the Parties shall negotiate in good faith commercially reasonable terms for a non-exclusive, fully paid-up, royalty free, worldwide license to Patents Rights and Know-How Controlled by Voyager that Cover the Terminated Product(s) and assist with any technology or manufacturing information transfer that is reasonably necessary in connection with the business related to the Terminated Products.

12.4.6If Voyager terminates this Agreement in its entirety or in part in accordance with Section 12.2.1 or if TBI terminates this Agreement in its entirety or in part in accordance with Section 12.2.2, and the effective date of such termination, as the case may be, occurs after the Option Exercise Date, then upon TBI’s request, the Parties shall negotiate in good faith commercially reasonable terms for an exclusive license under all Patents Rights and Know-How Controlled by Voyager that Cover the Terminated Product(s) to the extent necessary for TBI to Exploit the Terminated Product(s).

12.4.7Each Party, in its capacity as a Recipient, will return to Discloser or destroy (at Discloser’s option) all of Discloser’s Confidential Information.

12.4.8If Voyager terminates this Agreement in accordance with Section 12.2.1 after a Voyager Change of Control and the effective date of such termination is before the date upon which TBI receives the Part 2 Opt-In Fee and/or TBI has not received the Part 2 Opt-In Fee, then upon such termination Voyager shall pay TBI the lesser of (a) a one (1)-time non-refundable fee of Two Million U.S. Dollars ($2,000,000) or (b) reimbursement of all reasonable and documented research and development costs incurred by TBI prior to the date of such termination for the performance of the Research Plan under this Agreement minus any Research Milestone Payments received by TBI.

12.5Survival of Sublicenses. Upon termination of this Agreement for any reason, upon the request of any Sublicensee of Voyager or any of its Affiliates not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, provided that Voyager is not then in material breach of the terms of this Agreement, TBI will enter into a direct license agreement with such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”). Under any such New License Agreement between TBI and such former Sublicensee, such Sublicensee will be required to pay to TBI the same amounts in consideration for such direct grant of rights as TBI would have otherwise received from Voyager pursuant to this Agreement on account of such Sublicensee’s Exploitation of Licensed Product had this Agreement not been terminated. Under such New License Agreement, TBI will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than, those rights and obligations contained in, this Agreement and all applicable rights of TBI set forth in this Agreement will be included in such New License Agreement.

12.6Survival. Upon termination or expiration of this Agreement, rights to accrued payments, as well as ARTICLE IX, ARTICLE X, ARTICLE XI, ARTICLE XIII, ARTICLE XIV,

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Sections 2.5.3, 4.2, 6.10, 7.1, 7.2, 12.4, 12.5, and 12.7 and this Section 12.6 of this Agreement will survive and continue in effect thereafter.

12.7Voyager Right to Continue. If, after exercising the Option, Voyager has the right to terminate this Agreement under Section 12.2.2 for TBI’s breach of the exclusive license with respect to any Licensed Product (including any Research Compound or Development Candidate), then, in lieu of exercising such termination right and upon Voyager’s written notice (which shall be deemed effective as of the date on which such termination would have taken place): (a) this Agreement shall remain in full force and effect and (b) Voyager shall have the right to offset the full amount of any undisputed damages incurred by Voyager as a result of such material breach by TBI from any future payments otherwise due and payable to Voyager under this Agreement (or, if such damages are in dispute, then Voyager may so offset those damages incurred by Voyager as a result of such material breach by Voyager to the extent determined in accordance with ARTICLE XIII).

12.8Other Remedies. Termination or expiration of this Agreement for any reason will not release any Party from any liability or obligation that has accrued prior to such termination or expiration, nor affect the survival of any provision hereof to the extent it is expressly stated to survive termination or expiration. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies, or claims, whether for damages or otherwise, that a Party may have hereunder with respect to the period prior to such termination or expiration or that may arise out of or in connection with such termination or expiration.

ARTICLE XIII - DISPUTE RESOLUTION

13.1Dispute Resolution. If a dispute between the Parties arises under this Agreement, either Party will have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers will attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within [**] after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.2 (subject to the exceptions specified therein).

13.2Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party will provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

13.2.1Additional Issues. Within [**] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

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which resolution depends in whole or in part on a determination of the ownership, inventorship, interpretation, validity, enforceability, or infringement of United States Patent Rights will not be subject to arbitration under this Agreement, but instead may be brought by either Party in the United States District Court for the District of Massachusetts, before the United States Patent & Trademark Office, or before United States appellate courts as applicable.

13.2.3Arbitration Procedure. Any arbitration pursuant to this Section 13.2 will be held in Boston, Massachusetts unless another location is mutually agreed by the Parties. The arbitration will be governed under the rules of the International Chamber of Commerce, to the exclusion of any inconsistent state Law. The Parties will mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. Unless the Parties mutually agree to have only one arbitrator appointed to conduct the arbitration, the arbitration will be conducted by three (3) arbitrators, of which each Party will appoint one, and the arbitrators so appointed will select the third and final arbitrator, provided that if the dispute involves amounts that are less than [**] Dollars ($[**]), then only one arbitrator, mutually agreed to by the Parties, will be appointed to conduct the arbitration. The arbitrator(s) will have at least [**] experience negotiating and/or adjudicating disputes related to license and collaboration agreements. The arbitrator(s) may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator(s) will, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator(s) will be limited in the scope of their authority to resolving only the specific matters which the Parties have referred to arbitration for resolution and will not have authority to render any decision or award on any other issues. Subject to ARTICLE XI, the arbitrator(s) will be authorized to award compensatory damages, but will not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify, or materially change this Agreement. The arbitrator(s) also will be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator(s) deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator(s) will be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator(s), and there will be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s). Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

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13.2.4Arbitration Expenses. Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator(s), in their award, will be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

13.2.5Injunctive or Equitable Relief. Notwithstanding anything in this Agreement to the contrary, a Party may seek any remedy at law or in equity, including the issuance of a temporary restraining order or a preliminary, temporary, or permanent injunction from any court of competent jurisdiction in order to preserve or enforce its rights under this Agreement or to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

13.2.6Confidentiality. All proceedings and decisions of the arbitrator will be deemed Confidential Information of each of the Parties and will be subject to ARTICLE IX. For clarity, no information concerning an arbitration, beyond the names of the Parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by law. In addition, any documentary or other evidence given by a Party or witness in the arbitration will be treated as Confidential Information by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and will not be disclosed to any Third Party (other than a witness or expert), except as may be required by applicable Law.

ARTICLE XIV - GENERAL PROVISIONS

14.1Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right, interest, or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided, however, that either Party may assign this Agreement or its rights and obligations under this Agreement to (a) a Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms of this Agreement, or (b) an Affiliate; provided that in each case of (a) and (b) the assignee will expressly agree to be bound by such Party’s obligations under this Agreement and that such Party will remain liable for all of its rights and obligations under this Agreement. Any purported assignment in violation of this Section 14.1 will be void. Notwithstanding the foregoing, subject to Section 14.2, TBI may assign its financial and related rights obligations to a Third Party for purposes of monetizing its rights hereunder (such transaction, a “Monetization Transaction”). Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 14.1.

14.2Monetization ROFN. If at any time TBI intends to enter into a Monetization Transaction, TBI will provide Voyager with written notice of such intention and the general terms of such Monetization Transaction. TBI hereby grants to Voyager a first right to negotiate a separate

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agreement (such agreement, a “Monetization Agreement”) to with respect to such Monetization Transaction (such right, the “Monetization ROFN”). If Voyager would like to exercise the Monetization ROFN for such Monetization Transaction, Voyager shall provide TBI with a notice thereof (such notice, a “Monetization ROFN Notice”) within [**] of the date of Voyager’s receipt of such notice from TBI (such period, the “Monetization ROFN Period”). Upon TBI’s receipt of a Monetization ROFN Notice during the Monetization ROFN Period for such Monetization Transaction, the Parties shall negotiate in good faith to enter into a Monetization Agreement with respect to such Monetization Transaction for a period of [**] (which period may be extended by mutual agreement of the Parties) of the date of receipt of such Monetization ROFN Notice (such period, the “Monetization Agreement Negotiation Period”). If (a) Voyager does not exercise the Monetization ROFN during the Monetization ROFN Period or (b) Voyager has exercised the Monetization ROFN during the Monetization ROFN Period, but the Parties fail to enter into the Monetization Agreement for such Monetization Transaction during the Monetization Agreement Negotiation Period, in each case ((a)-(b)), then (x) such Monetization ROFN shall expire, and (y) for a period of [**] thereafter, TBI shall be free to enter into such Monetization Transaction with a Third Party.

14.3Headings; Rules of Construction. Headings are inserted for convenience and will not affect the meaning or interpretation of this Agreement. Each Party agrees that this Agreement will be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Except as otherwise explicitly specified to the contrary in this Agreement: (a) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof; (b) references to a section, exhibit or schedule means a section of, or exhibit or schedule to, this Agreement; (c) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender; (d) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (e) references to a rule, statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time; (f) references to a particular Governmental Authority include any successor agency or body to such governmental authority; (g) references to “dollars” or “$” means United States dollars; and (h) unless the context clearly requires otherwise, when used herein “or” will not be exclusive (i.e., “or” will mean “and/or”).

14.4Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver of such condition or term or of another condition or term except to the extent set forth in writing.

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14.5Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below.

If to Voyager:

Voyager Therapeutics, Inc.

75 Hayden Avenue, Lexington, MA 02421 USA

Attention: Chief Operating Officer & Chief Business Officer

Email: [**]

with a copy (which copy will not constitute legal notice to Voyager) to:

Voyager Therapeutics, Inc.

75 Hayden Avenue, Lexington, MA 02421 USA

Attention: Chief Legal Officer

Email: [**]

If to TBI:

Transition Bio, Inc

One Mifflin Place, Suite 400 Cambridge, MA, USA

Email: [**]

Attention: Chief Operating Officer

with a copy (which copy will not constitute legal notice to TBI) to counsel:

Mintz

1 Financial Center

Boston, MA 02111

Email: [**]

Attention: [**]

Any Party may change its notification address by giving notice to the other Party in the manner herein provided.

Notwithstanding, all invoices to be provided to Voyager under this Agreement will be sent via email to [**].

14.6Severability. If any provision hereof should be invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be construed in order to maintain this Agreement’s existence, validity and enforceability to the greatest extent possible and to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or

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unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.7Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements negotiations, correspondence, agreements, and understanding, whether oral or written, between the Parties, including the Prior Agreement, with respect to the subject matter of this Agreement.

14.8Amendment; Waiver. Any amendment or modification to this Agreement will only be made in writing and will only be valid when signed by each Party. No term or provision of this Agreement, including the Parties’ respective obligations, may be waived except by a writing signed by the Party against which such waiver is sought to be enforced.

14.9Counterparts. This Agreement may be executed in more than one counterpart (including by electronic transmission), each of which will be deemed an original, but all of such counterparts taken together will constitute one and the same agreement.

14.10Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party between the Parties. Each Party is an independent contractor under this Agreement. Neither Party will have the authority to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind or obligate the other Party and neither Party will represent that it has such authority.

14.11Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purpose and intent of this Agreement.

14.12Governing Law. This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Massachusetts without reference to conflicts of laws principles; provided that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country will apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

14.13Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates. Each Party will be primarily responsible for and will guarantee the performance of its Affiliates under this Agreement. Any breach by a Party’s Affiliates of any such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may, at its sole discretion, enforce this Agreement against such Affiliates or directly against such Party, or both.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

VOYAGER THERAPEUTICS, INC.

By:	/s/ Robin Swartz
Name:	Robin Swartz
Title:	Chief Operating Officer and Chief Business Officer

TRANSITION BIO, INC.

By:	/s/ Martin Kulander
Name:	Martin Kulander
Title:	Co-President & COO

Exhibits

Exhibit A – Licensed Patent Rights

Exhibit A-1 – University Patent Rights

Exhibit B – Research Plan

Exhibit C – Research Milestones

[Signature Page to Research Collaboration, Option and License Agreement]

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Exhibit C

Research Milestones

Research Milestone #1: [**]

Research Milestone #2: [**]

Research Milestone #3: [**]

Exhibits